Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-153379

CALCULATION OF REGISTRATION FEE

			Proposed maximum
	Amount to be	Proposed maximum	aggregate offering	Amount of
Title of each class of securities to be registered	registered	offering price per unit	price	registration fee
Common Stock, par value $0.01 per share	47,437,500	$12.15	$576,365,625	$32,161.20(1)

(1)	The filing fee of $32,161.20 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, and reflects the potential additional issuance of up to 6,187,500 shares of Common Stock, par value $0.01 per share, pursuant to an over-allotment option. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-153379 filed by the registrant on September 9, 2008.

Prospectus Supplement
(To Prospectus dated September 9, 2008)

41,250,000 Shares

AMB Property Corporation

Common Stock

We are offering 41,250,000 shares of our common stock, par value $0.01 per share, to be sold in this offering. We have granted the underwriters an option to purchase up to 6,187,500 additional shares of our common stock to cover over-allotments.

We are organized and conduct our operations in a manner which we believe allows us to qualify as a real estate investment trust for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% in value or number (whichever is more restrictive) of our common stock. See “Description of Common Stock” and “Restrictions on Ownership and Transfer of Capital Stock” in the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “AMB”. On March 24, 2009, the last reported sales price of our common stock on the New York Stock Exchange was $13.17 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-6 in this prospectus supplement and page 1 of the accompanying prospectus.

	Per Share	Total

Price to Public	$12.150	$501,187,500
Underwriting Discounts and Commissions	$.486	$20,047,500
Proceeds to AMB	$11.664	$481,140,000

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment on March 30, 2009.

Merrill Lynch & Co.	J.P.Morgan	Morgan Stanley

Daiwa Securities America Inc.	ING Wholesale	Scotia Capital	Wells Fargo Securities

HSBC	Societe Generale

ABN AMRO Incorporated	PNC Capital Markets LLC

The date of this prospectus supplement is March 25, 2009.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus supplement or the date of incorporation by reference, even though this prospectus supplement and the accompanying prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we”, “us” or “our” mean AMB Property Corporation and our consolidated subsidiaries, except where it is made clear that the terms mean AMB Property Corporation only.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

AMB Property Corporation

Overview

AMB Property Corporation, a Maryland corporation, organized in 1997, owns, acquires, develops and operates industrial properties in key distribution markets tied to global trade in the Americas, Europe and Asia. We use the terms “industrial properties” or “industrial buildings” to describe various types of industrial properties in our portfolio and use these terms interchangeably with the following: logistics facilities, centers or warehouses; distribution facilities, centers or warehouses; High Throughput Distribution® (HTD®) facilities; or any combination of these terms. We use the term “owned and managed” to describe assets in which we have at least a 10% ownership interest, we are the property or asset manager and we currently intend to hold for the long term. We use the term “joint venture” to describe all joint ventures, which include co-investment ventures, as well as ventures with third parties. We earn asset management distributions or fees, or earn incentive distributions or promote interests from the joint ventures. In certain cases, we might provide development, leasing, property management and/or accounting services, for which we may receive compensation. We use the term “co-investment venture” to describe joint ventures with institutional investors that are managed by us, from which we receive acquisition fees for third-party acquisitions, portfolio and asset management distributions or fees, as well as incentive distributions or promote interests.

We commenced operations as a fully integrated real estate company effective with the completion of our initial public offering on November 26, 1997. Our strategy focuses on providing industrial distribution warehouse space to customers whose businesses are tied to global trade and who value the efficient movement of goods through the global supply chain. Our properties are primarily located in the world’s busiest distribution markets: large, supply-constrained infill locations with dense populations and proximity to airports, seaports and major highway systems. As of December 31, 2008, we owned, or had investments in, on a consolidated basis or through unconsolidated co-investment ventures, properties and development projects expected to total approximately 160.0 million square feet (14.9 million square meters) in 49 markets within 15 countries. Additionally, as of December 31, 2008, we managed, but did not have an ownership interest in, industrial and other properties totaling approximately 1.1 million rentable square feet.

We operate our business primarily through our subsidiary, AMB Property, L.P., a Delaware limited partnership, which we refer to as the “operating partnership.” As of December 31, 2008, we owned an approximate 96.6% general partnership interest in the operating partnership, excluding preferred units. As the sole general partner of the operating partnership, we have the full, exclusive and complete responsibility for and discretion in its day-to-day management and control.

We are a self-administered and self-managed real estate investment trust and expect that we have qualified, and will continue to qualify, as a real estate investment trust for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed real estate investment trust, our own employees perform our corporate administrative and management functions, rather than our relying on an outside manager for these services. We manage our portfolio of properties generally through direct property management performed by our own employees. Additionally, within our flexible operating model, we may from time to time establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under our direction.

Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000. Our other principal office locations are in Amsterdam, Boston, Chicago, Los Angeles, Mexico City, Shanghai, Singapore and Tokyo. As of December 31, 2008, we employed 645 individuals: 171 in our

San Francisco headquarters, 46 in our Boston office, 54 in our Tokyo office, 58 in our Amsterdam office, 64 in our Mexico City office and the remainder in our other offices. Our website address is www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the U.S. Securities and Exchange Commission.

Recent Developments

On March 24, 2009, we provided updates on our year-to-date disposition, contribution and financing activities. We also reported that we will incur non-cash charges related to the valuation of our development program during the first quarter of 2009.

Gain & Disposition Activities

Year-to-date, we have completed contributions and sales totaling approximately $277 million, with gains of $51 million. This includes:

•	The contribution of one asset to the AMB Japan Fund I and the sale of four development properties and a land parcel for an aggregate sales price of approximately $234 million, a gain of approximately $32 million and a development margin of approximately 22.3 percent.

•	We also closed the sale of three properties consisting of 11 industrial buildings from our operating portfolio for an aggregate sales price of approximately $43 million, a gain of approximately $19 million and a stabilized capitalization rate of approximately 8.6 percent.

We have other assets in our operating and development portfolios that are currently under contract for sale or scheduled for contribution in 2009, subject to certain conditions, for an aggregate sales price of approximately $164 million. We also have approximately $281 million of operating and development properties for sale that are currently under non-binding letters of intent. Additionally, we are currently marketing $1.1 billion of properties for sale. We currently expect to selectively sell only a portion of these properties based on our assessment of pricing and capital requirements. No assurance can be given that any of the transactions under contract, scheduled for contribution, subject to non-binding letters of intent or being currently marketed will actually be completed or the terms on which they may be completed.

Capital Markets

We have repaid, refinanced or extended approximately $737 million in financings year-to-date, including:

•	Exercising the option for a one-year extension for the maturity of a $325 million term loan while maintaining current pricing;

•	Securing two- to four-year extensions on $68 million in secured debt;

•	Repaying a $132 million Japan subscription line for Japan Fund I and $100 million in unsecured bonds at maturity; and

•	Exercising a one-year extension option for an approximately $112 million, Yen-denominated construction loan in Japan. The extension is expected to be effective as of March 31, 2009, subject to certain conditions.

We currently expect, as of March 31, 2009, to have approximately the same capacity consisting of consolidated cash and cash equivalents and availability on our lines of credit as we did at year end, December 31, 2008.

Impairment Charges

We are in the process of completing our quarterly review of our land holdings and development assets in preparation of reporting our first quarter 2009 financial results. For the first quarter of 2009, we currently estimate that we will recognize a non-cash impairment charge of approximately $165 million to $185 million. A non-cash impairment charge is recognized when the book value of a property exceeds its fair market value, based on its intended holding period. This charge represents a preliminary estimate. The estimated impairment charge is primarily attributed to changes in both leasing assumptions and increases in projected capitalization rates.

Funds From Operations (“FFO”) and Funds From Operations Per Share and Unit (“FFOPS”).

We believe that net income (loss), as defined by U.S. GAAP, is the most appropriate earnings measure. However, we consider funds from operations, or FFO, and FFO per share and unit, or FFOPS, to be useful supplemental measures of our operating performance. We define FFOPS as FFO per fully diluted weighted average share of our common stock and operating partnership units. We calculate FFO as net income (loss), calculated in accordance with U.S. GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive our pro rata share of FFO of consolidated and unconsolidated joint ventures.

We include the gains from development, including those from value-added conversion projects, before depreciation recapture, as a component of FFO. We believe that value-added conversion dispositions are in substance land sales and as such should be included in FFO, consistent with the real estate investment trust industry’s long standing practice to include gains on the sale of land in FFO. However, our interpretation of FFO or FFOPS may not be consistent with the views of others in the real estate investment trust industry, who may consider it to be a divergence from the National Association of Real Estate Investment Trusts (“NAREIT”) definition, and may not be comparable to FFO or FFOPS reported by other real estate investment trusts that interpret the current NAREIT definition differently than we do. In connection with the formation of a joint venture, we may warehouse assets that are acquired with the intent to contribute these assets to the newly formed venture. Some of the properties held for contribution may, under certain circumstances, be required to be depreciated under U.S. GAAP. If this circumstance arises, we intend to include in our calculation of FFO gains or losses related to the contribution of previously depreciated real estate to joint ventures. Although such a change, if instituted, will be a departure from the current NAREIT definition, we believe such calculation of FFO will better reflect the value created as a result of the contributions. To date, we have not included gains or losses from the contribution of previously depreciated warehoused assets in FFO.

We believe that FFO and FFOPS are meaningful supplemental measures of our operating performance because historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, FFO and FFOPS are supplemental measures of operating performance for real estate investment trusts that exclude historical cost depreciation and amortization, among other items, from net income (loss), as defined by U.S. GAAP. We believe that the use of FFO and FFOPS, combined with the required U.S. GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. We consider FFO and FFOPS to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO and FFOPS can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO and FFOPS are relevant and widely used measures of operating performance of real estate investment trusts, FFO and FFOPS do not represent cash flow from operations or net income (loss) as defined by U.S. GAAP and should not be considered as alternatives to those measures in evaluating our liquidity or operating performance. FFO and FFOPS also do not consider the costs associated with capital expenditures related to our real estate assets nor are FFO and FFOPS necessarily indicative of cash available to fund our future cash requirements. Management compensates for the limitations of FFO and FFOPS by providing investors with financial statements prepared according to U.S. GAAP, along with this detailed discussion of FFO and FFOPS and a reconciliation of FFO and FFOPS to net income, a U.S. GAAP measurement.

The following table reflects the calculation of FFO reconciled from net income (loss) for the years ended December 31 (dollars in thousands, except per share amounts):

	2008	2007	2006

Net (loss) income available to common stockholders(1)	$(65,116)	$295,524	$209,420
(Gains) losses from sale or contribution of real estate, net of minority interests(2)	(21,854)	(85,544)	(42,635)
Depreciation and amortization:
Total depreciation and amortization	169,145	162,311	175,432
Discontinued operations’ depreciation	54	1,415	4,545
Non-real estate depreciation	(7,270)	(5,623)	(4,546)
Adjustments to derive FFO from consolidated co-investment ventures:
Co-investment venture partners’ minority interests (Net income)	32,310	27,691	37,571
Limited partnership unitholders’ minority interests (Net income)	(5,442)	5,158	2,528
Limited partnership unitholders’ minority interests (Development gains)	2,822	7,148	4,948
Discontinued operations’ minority interests (Net income)	217	390	712
FFO attributable to minority interests	(49,957)	(62,902)	(82,861)
Adjustments to derive FFO from unconsolidated joint ventures:
Our share of net income	(17,121)	(7,467)	(23,240)
Our share of FFO	42,742	27,391	16,038

Funds from operations	$80,530	$365,492	$297,912

Basic FFO per common share and unit	$0.80	$3.60	$3.24

Diluted FFO per common share and unit	$0.78	$3.51	$3.12

Weighted average common shares and units:
Basic	101,253,972	101,550,001	92,047,678

Diluted	102,855,848	104,168,707	95,444,072

(1)	Includes gains from undepreciated land sales of $1.8 million, $9.2 million and $5.6 million for 2008, 2007 and 2006, respectively.

(2)	The information for 2007 includes accumulated depreciation re-capture of approximately $10.1 million associated with the sale of two value-added conversion projects.

The Offering

Issuer	AMB Property Corporation, a Maryland corporation.

Common Stock Offered by Us	41,250,000 shares

Common Stock to be Outstanding after this Offering	140,035,411 shares(1)

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $480,540,000 after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $20,647,500 (or approximately $552,711,000 if the underwriters exercise their option to purchase shares in full). We intend to contribute the net proceeds from the sale of common stock to the operating partnership, which intends to subsequently use the net proceeds from the offering to reduce borrowings under our unsecured credit facilities. We used the borrowings to finance our real estate business and for general corporate purposes. As of March 23, 2009, the weighted average interest rate on the borrowings under our unsecured credit facilities we intend to repay was approximately 1.44%. These borrowings mature in June 2010 and July 2011. We may also use the net proceeds, directly or indirectly through the operating partnership, for general corporate purposes, which may include the repayment of other indebtedness (which may include inter-company indebtedness); the redemption or other repurchase of outstanding securities; loans to affiliates; development, redevelopment or value-added conversion activities; acquisitions of properties, portfolios of properties or interests in property-owning or real estate-related entities; capital expenditures and increasing our working capital. Based upon our future funding requirements, the balance on our unsecured credit facilities and other short-term debt may be increased above the level prevailing after the initial use of proceeds and we may, from time to time, engage in additional financings of a character and in amounts to be determined. Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities Inc. and certain of its affiliates, are lenders and agents under our unsecured credit facilities and will receive a portion of the proceeds of the offering. See “Underwriting.” Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.

Restriction on Ownership	In order to assist us in maintaining our qualification as a real estate investment trust for federal income tax purposes, ownership, actually or constructively, by any person of more than 9.8% in value or number (whichever is more restrictive) of shares of common stock is restricted by our charter. See “Description of Common Stock” and “Restrictions on Ownership and Transfer of Capital Stock” in the accompanying prospectus.

Listing	Our common stock is listed on the NYSE under the symbol “AMB”.

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and page 1 of the accompanying prospectus.

(1)	Based on the number of shares outstanding at March 23, 2009. Excludes 6,187,500 shares that may be sold by us if the underwriters exercise their over-allotment option in full, 8,320,273 shares of common stock underlying options outstanding as of March 23, 2009 granted under our stock option, incentive and compensation plans, 6,011,424 shares of common stock reserved and available for future issuance as of March 23, 2009 under our stock option, incentive and compensation plans, 2,176,809 shares of common stock issuable upon exchange of common limited partnership units of AMB Property, L.P. as of March 23, 2009 and 1,258,713 shares of common stock issuable upon exchange of Class B common limited partnership units of AMB Property II, L.P. as of March 23, 2009.

RISK FACTORS

An investment in shares of our common stock involves various material risks. You should carefully consider the risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus contains forward-looking statements, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus supplement and accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in general economic conditions, global trade or in the real estate sector (including risks relating to decreasing real estate valuations and impairment charges);

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks;

•	our failure to obtain, renew, or extend necessary financing or access the debt or equity markets;

•	our failure to maintain our current credit agency ratings or comply with our debt covenants;

•	risks related to our obligations in the event of certain defaults under co-investment venture and other debt;

•	risks associated with equity and debt securities financings and issuances (including the risk of dilution);

•	a continued or prolonged downturn in the California, U.S., or the global economy or real estate conditions and other financial market fluctuations;

•	defaults on or non-renewal of leases by customers or renewal at lower than expected rent;

•	risks and uncertainties relating to the disposition of properties to third parties and our ability to effect such transactions on advantageous terms and to timely reinvest proceeds from any such dispositions;

•	our failure to contribute properties to our co-investment ventures due to such factors as our inability to acquire, develop, or lease properties that meet the investment criteria of such ventures, or our co- investment ventures’ inability to access debt and equity capital to pay for property contributions or their allocation of available capital to cover other capital requirements such as future redemptions;

•	difficulties in identifying properties to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect;

•	risks and uncertainties affecting property development, redevelopment and value-added conversion (including construction delays, cost overruns, our inability to obtain necessary permits and financing, our inability to lease properties at all or at favorable rents and terms, and public opposition to these activities);

•	risks of doing business internationally and global expansion, including unfamiliarity with new markets and currency risks;

•	risks of changing personnel and roles;

•	losses in excess of our insurance coverage;

•	unknown liabilities acquired in connection with acquired properties or otherwise;

•	our failure to successfully integrate acquired properties and operations;

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws;

•	increases in real property tax rates;

•	risks associated with our tax structuring;

•	increases in interest rates and operating costs or greater than expected capital expenditures;

•	environmental uncertainties and risks related to natural disasters; and

•	our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $480,540,000 after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $20,647,500 (or approximately $552,711,000 if the underwriters exercise their option to purchase shares in full). We intend to contribute the net proceeds from the sale of common stock to the operating partnership, which intends to subsequently use the net proceeds from the offering to reduce borrowings under our unsecured credit facilities. We used the borrowings to finance our real estate business and for general corporate purposes. As of March 23, 2009, the weighted average interest rate on the borrowings under our unsecured credit facilities we intend to repay was approximately 1.44%. These borrowings mature in June 2010 and July 2011. We may also use the net proceeds, directly or indirectly through the operating partnership, for general corporate purposes, which may include the repayment of other indebtedness (which may include inter-company indebtedness); the redemption or other repurchase of outstanding securities; loans to affiliates; development, redevelopment or value-added conversion activities; acquisitions of properties, portfolios of properties or interests in property-owning or real estate-related entities; capital expenditures and increasing our working capital. Based upon our future funding requirements, the balance on our unsecured credit facilities and other short-term debt may be increased above the level prevailing after the initial use of proceeds and we may, from time to time, engage in additional financings of a character and in amounts to be determined. Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities Inc. and certain of its affiliates, are lenders and agents under our unsecured credit facilities and will receive a portion of the proceeds of the offering. See “Underwriting.” Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2008, on an actual basis and on a pro forma basis, to give effect to:

•	the offering and sale of 41,250,000 shares of our common stock in this offering at the public offering price set forth on the cover of this prospectus supplement, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $20,647,500; and

•	the reduction of our borrowing under our unsecured credit facilities in the manner described in “Use of Proceeds.”

The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2008
			Pro Forma As
	Actual	Adjustments	Adjusted
	(Dollars in thousands, except
	per share amounts)

Cash and cash equivalents	$223,936	—	$223,936
Restricted cash	27,295	—	27,295

Total cash	$251,231	—	$251,231
Debt:
Secured debt	$1,522,571	—	$1,522,571
Unsecured senior debt	1,153,926	—	1,153,926
Unsecured credit facilities	920,850	(480,540)	440,310
Other debt	392,838	—	392,838

Total debt	3,990,185	(480,540)	3,509,645
Minority interests:
Joint venture partners	293,367	—	293,367
Preferred unitholders	77,561	—	77,561
Limited partnership unitholders	80,169	—	80,169

Total minority interests	451,097	—	451,097
Stockholders’ equity:
Series L preferred stock, cumulative, redeemable, $.01 par value, 2,300,000 shares authorized and 2,000,000 issued and outstanding, $50,000 liquidation preference	48,017	—	48,017
Series M preferred stock, cumulative, redeemable, $.01 par value, 2,300,000 shares authorized and 2,300,000 issued and outstanding, $57,500 liquidation preference	55,187	—	55,187
Series O preferred stock, cumulative, redeemable, $.01 par value, 3,000,000 shares authorized and 3,000,000 issued and outstanding, $75,000 liquidation preference	72,127	—	72,127
Series P preferred stock, cumulative, redeemable, $.01 par value, 2,000,000 shares authorized and 2,000,000 issued and outstanding, $50,000 liquidation preference	48,081	—	48,081
Common stock, $.01 par value, 500,000,000 shares authorized, 98,469,872 (actual) and 139,719,872 (as adjusted) issued and outstanding	981	413	1,394
Additional paid-in capital(1)	2,241,802	480,127	2,721,929
Retained earnings	26,869	—	26,869
Accumulated other comprehensive income	22,043	—	22,043

Total stockholders’ equity	2,515,107	480,540	2,995,647

Total Capitalization	$6,956,389	$(0)	$6,956,389

(1)	Represents additional paid-in-capital, net of estimated issuance costs.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of the common stock offered by this prospectus supplement. This summary supplements, and should be read in connection with, the summary under the heading “United States Federal Income Tax Considerations” in the accompanying prospectus. This summary of material federal income tax considerations is for general information only and is not tax advice. The information in this summary is based on current law, including:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers that requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus supplement. Any such change could apply retroactively.

We have not requested, and do not plan to request, any rulings from the Internal Revenue Service with respect to matters contained in this discussion, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. We can provide no assurance that the tax considerations described in this discussion will not be challenged by the Internal Revenue Service or, if so challenged, would be sustained by a court.

In addition, this summary does not consider the effect of any foreign, state, local or other tax laws that may be applicable, and does not deal with all aspects of federal income taxation that may affect particular holders of common stock in light of their individual circumstances, or with holders subject to special treatment under the federal income tax laws, including:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	traders in securities that elect to mark to market;

•	holders owning our capital stock as part of a “straddle,” “hedge,” “conversion” or other risk reduction transaction;

•	holders whose functional currency is not the United States dollar;

•	holders subject to the alternative minimum tax;

•	persons deemed to sell our capital stock under the constructive sale provisions of the Internal Revenue Code;

•	“S” corporations;

•	partnerships and persons holding our capital stock through an entity treated as a partnership for federal income tax purposes;

•	expatriates;

•	REITs or regulated investment companies;

•	holders who acquire our capital stock as compensation; and

•	foreign holders.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	The acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

•	Our election to be taxed as a REIT for federal income tax purposes; and

•	Potential changes in applicable tax laws.

Tax Counsel Opinion

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus supplement and the accompanying prospectus. As a condition to the closing of the sale of common stock pursuant to this prospectus supplement, Latham & Watkins LLP will render an opinion to the underwriters of this common stock offering to the effect that, commencing with our taxable year ending December 31, 1997, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations to be made by us in a factual certificate provided by one of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus supplement and the accompanying prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed in the accompanying prospectus, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus supplement and the accompanying prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Certain Dividends Paid in Stock

Under IRS Revenue Procedure 2009-15, 2009-4 I.R.B. 356, a REIT may make taxable dividends in 2008 and 2009 in which up to 90% of the dividend is payable in the REIT’s stock. If we make such a dividend, taxable stockholders would be required to include the full amount of the dividend as ordinary income (subject to limited exceptions), to the extent of our current and accumulated earnings and profits for United States federal income tax purposes, as described in the accompanying prospectus under the headings “United States Federal Income Tax Considerations — Taxation of Our Stockholders — Taxable United States Stockholders — Distributions Generally” and “United States Federal Income Tax Considerations — Taxation of Our Stockholders — Non-United States Stockholders — Distributions Generally.” As a result, our stockholders would recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. Furthermore, with respect to non-U.S. stockholders (as defined in the accompanying prospectus), we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters listed in the table below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	13,406,250
J.P. Morgan Securities Inc.	13,406,250
Morgan Stanley & Co. Incorporated	8,250,000
Daiwa Securities America Inc.	1,031,250
ING Financial Markets LLC	1,031,250
Scotia Capital (USA) Inc.	1,031,250
Wells Fargo Securities, LLC	1,031,250
HSBC Securities (USA) Inc.	618,750
SG Americas Securities, LLC	618,750
ABN AMRO Incorporated	412,500
PNC Capital Markets LLC	412,500

Total	41,250,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $.2916 per share. After the initial public offering of the shares offered by this prospectus supplement, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 6,187,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $.486 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With Full
	Over-Allotment	Over-Allotment
	Exercise	Exercise

Per Share	$.486	$.486
Total	$20,047,500	$23,054,625

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $600,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our executive officers have agreed that, without the prior written consent of the representatives of the underwriters, we and our executive officers will not, during the period beginning on the date of this prospectus supplement and ending 90 days thereafter:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, our executive officers agreed that, without the prior written consent of the representatives of the underwriters, they will not, during the period ending ninety (90) days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Notwithstanding the foregoing, we and our executive officers have further agreed that if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by the underwriting agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale to the underwriters of the shares of common stock offered by this prospectus supplement;

•	the issuance by us of options or restricted stock pursuant to existing employee stock option plans in the ordinary course and consistent with past practice and our standard vesting schedule;

•	the exercise of, or the issuance by us of shares of common stock upon the exercise of, options granted under existing employee stock option plans in the ordinary course and consistent with past practice and our standard vesting schedule;

•	the issuance of AMB Property, L.P. units or AMB Property II, L.P. units in connection with the acquisition of properties;

•	the issuance of shares of our common stock in exchange for AMB Property, L.P. units or AMB Property II, L.P. units;

•	the redemption or repurchase by us of any of our securities; or

•	with respect to our executive officers, the transfer of shares of common stock by an executive officer into a trust beneficially owned by that executive officer, provided that such trust agrees to the restrictions described in the immediately preceding paragraph.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “AMB”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU

Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running mangers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Some of the underwriters or their affiliates have provided financial advisory and investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our $550 million credit facility. J.P. Morgan Europe Limited, an affiliate of J.P. Morgan Securities Inc., is the administrative agent for alternative currencies under this credit facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the syndication agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are joint lead arrangers and joint bookrunners under this credit facility. Bank of America, N.A., is also the administrative agent and a lender under our $500 million credit facility. Banc of America Securities LLC is the sole lead arranger and bookrunner under this credit facility. With respect to the multicurrency tranches of this credit facility, Banc of America Securities Asia Limited is the Hong Kong Dollars agent and Bank of America, N.A., Singapore Branch, is the Singapore Dollars agent. JPMorgan Chase Bank, N.A., is also the administrative agent and a lender under our $325 million term loan facility. J.P. Morgan Securities Inc. is a joint lead arranger and joint bookrunner under this term loan facility. As described in “Use of Proceeds,” certain of the proceeds of this offering will be used to temporarily reduce borrowings under one or more of the credit facilities listed above.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP, San Francisco, California and by Tamra D. Browne, Esq., our General Counsel. Certain legal matters relating to Maryland law, including the validity of the issuance of the shares of common stock offered by this prospectus supplement, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS

The financial statements of AMB Property Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on

Internal Control Over Financial Reporting and which contains an explanatory paragraph concerning the exclusion of certain elements of the internal control over financial reporting of G. Accion, S.A. de C.V. due to its acquisition in a purchase business combination in 2008), the financial statements of AMB Institutional Alliance Fund III, L.P. as of December 31, 2008 and for the year then ended, the financial statements of AMB Japan Fund I, L.P. as of December 31, 2008 and for the year then ended, the financial statements of AMB Japan Fund I, L.P. as of December 31, 2006, the year then ended and the period from inception (June 30, 2005) to December 31, 2005, the financial statements of AMB Europe Fund I, FCP-FIS as of December 31, 2007 and for the period from incorporation (May 31, 2007) to December 31, 2007 and the financial statements of AMB-SGP Mexico, LLC as of December 31, 2008 and for the year then ended, incorporated in this prospectus supplement and the accompanying prospectus by reference to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents:

•	Annual Report of AMB Property Corporation on Form 10-K for the fiscal year ended December 31, 2008;

•	Current Report of AMB Property Corporation on Form 8-K filed on January 5, 2009;

•	Item 8.01 of the Current Reports of AMB Property Corporation on Form 8-K filed on January 23, 2009 and January 29, 2009;

•	Item 8.01 of the Current Report of AMB Property Corporation on Form 8-K/A filed on March 2, 2009;

•	Items 2.06 and 8.01 of the Current Report of AMB Property Corporation on Form 8-K filed on March 25, 2009;

•	AMB Property Corporation’s definitive proxy statement with respect to the 2009 Annual Meeting of Stockholders filed on March 24, 2009;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 28, 1997; and

•	All documents filed by AMB Property Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including exhibits to these documents. You should direct any requests for documents to:

AMB Property Corporation
Attn: Investor Relations
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

Prospectus

AMB Property Corporation

Common Stock
Preferred Stock

We may offer, from time to time, in one or more series or classes, separately or together, and in amounts, at prices and on terms that we will determine at the time of offering, shares of our common stock, par value $.01 per share, and/or shares of our preferred stock, par value $.01 per share. In addition, selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, shares of our common stock or preferred stock in such amounts as set forth in a prospectus supplement. Any such shares may be issued in exchange for partnership units of AMB Property, L.P. or AMB Property II, L.P.

In this prospectus, we refer to the common stock and preferred stock registered hereunder collectively as the “securities.” We will provide specific terms of the offering of any securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

We are organized and conduct our operations in a manner which we believe allows us to qualify as a real estate investment trust for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% in value or number (whichever is more restrictive) of our capital stock. See “Description of Common Stock,” “Description of Preferred Stock” and “Restrictions on Ownership and Transfer of Capital Stock.”

The securities may be offered directly by us or by any selling stockholder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Our common stock is listed on the New York Stock Exchange under the symbol “AMB”. On September 8, 2008, the last reported sales price of our common stock on the New York Stock Exchange was $49.99 per share.

Investing in the securities involves risk. See “Risk Factors” beginning on page 1.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where offers and sales are permitted.

We have not authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.

Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us” or “our” mean AMB Property Corporation and our consolidated subsidiaries, except where it is made clear that the terms mean AMB Property Corporation only.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, incorporated into this prospectus and the accompanying prospectus supplement by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus and the accompanying prospectus supplement before you decide to purchase our securities.

FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement contains forward-looking statements, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus and the accompanying prospectus supplement are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus and accompanying prospectus supplement that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in general economic conditions or in the real estate sector;

•	defaults on or non-renewal of leases by customers or renewal at lower than expected rent;

•	difficulties in identifying properties to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect;

•	risks and uncertainties affecting property development, redevelopment and value-added conversion (including construction delays, cost overruns, our inability to obtain necessary permits and financing, our inability to lease properties at all or at favorable rents and terms, public opposition to these activities, as well as the risks associated with our expansion of and increased investment in our development business);

•	our failure to contribute properties to our co-investment ventures due to such factors as our inability to acquire, develop, or lease properties that meet the investment criteria of such ventures, or our co-investment ventures’ inability to access debt and equity capital to pay for property contributions or their allocation of available capital to cover other capital requirements such as future redemptions;

•	risks of doing business internationally and global expansion, including unfamiliarity with new markets and currency risks;

•	risks of opening offices globally (including increasing headcount);

•	a downturn in the California, U.S., or global economy or real estate conditions and other financial market fluctuations;

•	risks of changing personnel and roles;

•	losses in excess of our insurance coverage;

•	our failure to divest of properties on advantageous terms or to timely reinvest proceeds from any such divestitures;

•	unknown liabilities acquired in connection with acquired properties or otherwise;

•	our failure to successfully integrate acquired properties and operations;

•	risks associated with using debt to fund acquisitions and development, including re-financing risks;

•	risks related to our obligations in the event of certain defaults under co-investment venture and other debt;

•	our failure to obtain necessary financing;

•	our failure to maintain our current credit agency ratings;

•	risks associated with equity and debt securities financings and issuances (including the risk of dilution);

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws;

•	increases in real property tax rates;

•	risks associated with our tax structuring;

•	increases in interest rates and operating costs or greater than expected capital expenditures;

•	environmental uncertainties and risks related to natural disasters; and

•	our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus supplement and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus and the accompanying prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus or the accompanying prospectus supplement, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus and the accompanying prospectus supplement, are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements.

AMB PROPERTY CORPORATION

AMB Property Corporation, a Maryland corporation, acquires, develops and operates industrial properties in key distribution markets tied to global trade in the Americas, Europe and Asia. We use the terms “industrial properties” or “industrial buildings” to describe various types of industrial properties in our portfolio and use these terms interchangeably with the following: logistics facilities, centers or warehouses; distribution facilities, centers or warehouses; High Throughput Distribution® (HTD®) facilities; or any combination of these terms. We use the term “owned and managed” to describe assets in which we have at least a 10% ownership interest, for which we are the property or asset manager, and which we currently intend to hold for the long-term.

Our strategy focuses on providing industrial distribution warehouse space to customers who value the efficient movement of goods through the global supply chain, primarily in the world’s busiest distribution markets: large, supply-constrained infill locations with dense populations and proximity to airports, seaports and major highway systems. As of June 30, 2008, we owned, or had investments in, on a consolidated basis or through unconsolidated co-investment ventures, properties and development projects expected to total approximately 155.5 million square feet (14.5 million square meters) in 47 markets within 15 countries. Additionally, as of June 30, 2008, we managed, but did not have a significant ownership interest in, industrial and other properties totaling approximately 1.5 million rentable square feet.

We operate our business primarily through our subsidiary, AMB Property, L.P., a Delaware limited partnership, which we refer to as the “operating partnership”. As of June 30, 2008, we owned an approximate 96.1% general partnership interest in the operating partnership, excluding preferred units. As the sole general partner of the operating partnership, we have the full, exclusive and complete responsibility for and discretion in its day-to-day management and control. We issue partnership units of AMB Property II, L.P. in exchange for contributions of cash or land and industrial properties. AMB Property II, L.P. is a partnership in which AMB Property Holding Corporation, a Maryland corporation and our direct subsidiary, owns an approximate 1% partnership interest as the sole general partner and our operating partnership, AMB Property, L.P., owns an approximate 92% partnership interest, excluding preferred units.

We are a self-administered and self-managed real estate investment trust and expect that we have qualified, and will continue to qualify, as a real estate investment trust for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed real estate investment trust, our own employees perform our corporate administrative and management functions, rather than our relying on an outside manager for these services. We manage our portfolio of properties generally through direct property management performed by our own employees. Additionally, within our flexible operating model, we may from time to time establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under our direction.

Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000. We maintain other office locations in Amsterdam, Atlanta, Baltimore, Beijing, Boston, Chengdu, Chicago, Dallas, Delhi, Frankfurt, Los Angeles, Madrid, Menlo Park, Mumbai, Nagoya, Narita, New Jersey, New York, Osaka, Paris, Seoul, Shanghai, Shenzhen, Singapore, Tokyo, Toronto, Vancouver and Warsaw. As of June 30, 2008, we employed 586 individuals: 205 in our San Francisco headquarters, 58 in our Boston office, 55 in our Tokyo office, 53 in our Amsterdam office and the remainder in our other offices. Our website address is http://www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include acquisitions of properties, portfolios of properties or interests in property-owning or real estate-related entities; development, redevelopment or value-added conversion activities; the repayment of indebtedness (which may include temporarily reducing borrowings under our unsecured credit facilities); loans to affiliates; the redemption or other repurchase of outstanding securities; capital expenditures and increasing our working capital. We are generally engaged in various stages of negotiations for a number of acquisitions, dispositions and other transactions, some of which may be significant, that may include, but are not limited to, individual properties, large multi-property portfolios or property owning or real estate-related entities. Unless we indicate otherwise in the applicable prospectus supplement, we will initially invest any proceeds from the sale of the securities in the operating partnership, which, unless indicated otherwise in the applicable prospectus supplement, will directly or indirectly use the proceeds as described above. Pending the application of the net proceeds, we may invest the proceeds in short-term securities or reduce borrowings under credit facilities.

We will not receive any proceeds from any sale of the securities by any selling stockholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and preferred stock dividends for the six months ended June 30, 2008 and each of the previous five years ended December 31 were as follows:

	For Six Months
	Ended June 30,		For Fiscal Year Ended December 31,
	2008		2007		2006		2005		2004		2003

Ratio of earnings to fixed charges and preferred stock dividends	2.0	x	2.0	x	1.6	x	1.6	x	1.3	x	1.3x

For the purposes of the above calculations, earnings include income from continuing operations before adjustment for minority interests in income of majority owned subsidiaries, income from unconsolidated entities, fixed charges, amortization of capitalized interest and distributed income from unconsolidated entities. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt issuance costs and preferred distributions of consolidated subsidiaries. The ratios for all periods have been updated for discontinued operations related to properties sold or held for sale through June 30, 2008.

GENERAL DESCRIPTION OF SECURITIES

We or any selling stockholders named in a prospectus supplement, directly or through dealers, agents or underwriters designated from time to time, may offer, issue and sell, separately or together, in one or more offerings shares of our common stock, par value $.01 per share, and/or shares of our preferred stock, par value $.01 per share.

When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate and will apply to any common stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of the common stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our charter and bylaws and the Maryland General Corporation Law. See “Where You Can Find More Information.”

General

Our charter provides that we are authorized to issue 500,000,000 shares of common stock, par value $.01 per share. As of June 30, 2008, we had 97,998,672 shares of common stock issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders generally for a vote, including the election of directors. Except as otherwise required by law and except as provided in any resolution adopted by the board of directors establishing any other class or series of stock, the holders of common stock possess the exclusive voting power, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limit or any other limit specified in our charter, or otherwise permitted by the board of directors. Holders of shares of common stock do not have any conversion, exchange, sinking fund, redemption or appraisal rights or any preemptive rights to subscribe for any of our securities or cumulative voting rights in the election of directors. All shares of our common stock that are issued and outstanding are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series or classes of stock, including our preferred stock, and to the provisions of our charter regarding ownership of shares of common stock in excess of the ownership limit, or such other limit specified in our charter or as otherwise permitted by the board of directors, we may pay distributions to the holders of shares of common stock if and when authorized and declared by the board of directors out of funds legally available for distribution. We intend to continue to make quarterly distributions on outstanding shares of common stock.

Under the Maryland General Corporation Law, stockholders are generally not liable for our debts or obligations. If we liquidate, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the operating partnership.

Subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limit, or such other limit specified in our charter, or as otherwise permitted by the board of directors as described below, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights.

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Under the Maryland General Corporation Law, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our charter does not provide for a lesser percentage in any of the above situations.

Our charter authorizes the board of directors to reclassify any unissued shares of capital stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Transfer Agent, Registrar and Dividend Disbursing Agent

The transfer agent, registrar and dividend disbursing agent for our common stock is currently Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

Our charter provides that we are authorized to issue 100,000,000 shares of preferred stock, par value $.01 per share, of which 1,595,337 shares are of a separate class designated as Series D Cumulative Redeemable Preferred Stock, 2,300,000 shares are of a separate class designated as Series L Cumulative Redeemable Preferred Stock, 2,300,000 shares are of a separate class designated as Series M Cumulative Redeemable Preferred Stock, 3,000,000 shares are of a separate class designated as Series O Cumulative Redeemable Preferred Stock and 2,000,000 shares are of a separate class designated as Series P Cumulative Redeemable Preferred Stock. We currently have 2,000,000 shares of series L preferred stock, 2,300,000 shares of series M preferred stock, 3,000,000 shares of series O preferred stock and 2,000,000 shares of series P preferred stock issued and outstanding. We currently have 1,595,337 shares of series D preferred stock reserved for issuance but not issued or outstanding. Our series D preferred stock is issuable in exchange, on a one-for-one basis, subject to adjustment, for series D preferred units of AMB Property II, L.P., a partnership in which our direct subsidiary owns, as of June 30, 2008, an approximate 1% partnership interest as general partner and the operating partnership owns an approximate 92% common limited partnership interest.

The following description summarizes certain general terms and provisions of the preferred stock to which any prospectus supplement may relate and will apply to any preferred stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our charter (including the applicable articles supplementary) and bylaws and the Maryland General Corporation Law. See “Where You Can Find More Information.”

General

We may issue additional shares of preferred stock from time to time, in one or more classes, as authorized by our board of directors. Prior to the issuance of shares of each class of preferred stock, our board of directors is required by the Maryland General Corporation Law and our charter to fix for each class the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because our board of directors has the power to establish the preferences, powers and rights of each class or series of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock, and, subject to any limitations applicable to any outstanding class or series of preferred stock, senior to the rights of the holders of our then outstanding preferred stock. The terms of our outstanding shares of Series L, M, O and P preferred stock, and the terms of our authorized but unissued shares of Series D preferred stock, each provide that shares of preferred stock having senior dividend or liquidation rights may not be authorized or issued by us without the prior approval of the holders of each of such series. The issuance of preferred stock, depending on the terms of such class or series, could have the effect of delaying or preventing a change of control that might involve a premium price for holders of shares of preferred stock or shares of common stock or otherwise be in their best interest.

Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The preferences and other terms of the preferred stock of each class will be fixed by the articles supplementary relating to the class. The specific terms of a particular class of preferred stock will be described in the prospectus supplement relating to that class. The description of preferred stock set forth below and the description of the terms of a particular class of preferred stock set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class. A prospectus supplement relating to each class of preferred stock will specify the following terms:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	Whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	The provision for a sinking fund, if any, for the preferred stock;

•	The provision for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);

•	A discussion of any material federal income tax considerations applicable to the preferred stock;

•	Any limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any limitations on issuance of any class of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

•	Any voting rights of the preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will be, with respect to dividends and upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to all classes or series of common stock and to all of our equity securities the terms of which provide that the equity securities shall rank junior to the preferred stock;

•	junior to all equity securities that we issue or have issued which rank senior to the preferred stock; and

•	on a parity with all equity securities that we issue or have issued other than those that are referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Dividends

Holders of shares of the preferred stock of each class will be entitled to receive, when, as and if authorized and declared by our board of directors, out of our assets legally available for payment, cash dividends at the rates and on the dates as we will set forth in the applicable prospectus supplement. Dividends will be payable to holders of record as they appear on our stock transfer books on the record dates that the board of directors will fix.

Dividends on any class of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any class of preferred stock for which dividends are noncumulative, then the holders of the class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the class are declared or paid for any future period.

Unless full cumulative dividends on the class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or any of our other equity securities ranking junior to the series or class of preferred stock as to dividends and upon our voluntary or involuntary liquidation, dissolution and winding up) shall be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any of our other equity securities ranking as to distributions or upon our voluntary or involuntary liquidation, dissolution or winding up junior to or on a parity with the series or class of preferred stock, nor will any common stock or any of our other equity securities ranking junior to or on a parity with the class of preferred stock as to dividends or upon our voluntary or involuntary liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for our other equity securities ranking junior to the class of preferred stock as to dividends and upon voluntary or involuntary liquidation, dissolution and winding up and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for full payment is not so set apart) upon the class of preferred stock and any other equity securities ranking as to dividends on a parity with the class of preferred stock, all dividends declared upon the series or class of preferred stock and any of our other equity securities ranking on a parity with the class of preferred stock as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up will be declared pro rata so that the amount of dividends declared per share of the series or class of preferred stock and each other equity securities will in all cases bear to each other the same ratio that accumulated dividends per share of the series or class of preferred stock and the other equity securities (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the other equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on any series or class of preferred stock which may be in arrears.

Any dividend payment that we make on shares of a class of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series or class that remains payable.

Redemption

If we so provide in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which will not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any class is payable only from the net proceeds of the issuance of our stock, the terms of the preferred stock may provide that, if no such preferred stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into shares of the applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, if the class of preferred stock has a cumulative dividend, unless full cumulative dividends on all outstanding shares of the class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we may not redeem any shares of the class of preferred stock unless we simultaneously redeem all outstanding shares of the class of preferred stock; provided, however, that the foregoing will not prevent the purchase or acquisition of shares of the series or class of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the class of preferred stock. In addition, unless full cumulative dividends on all outstanding shares of the class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we may not purchase or otherwise acquire directly or indirectly any shares of such class of preferred stock or any of our equity securities ranking junior to or on a parity with such class of preferred stock as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up (except by conversion into or exchange for our equity securities ranking junior to such class of preferred stock as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up).

The foregoing provisions will not prevent us from acquiring shares of preferred stock pursuant to the provisions of the applicable articles supplementary providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust for federal income tax purposes. See “Restrictions on Ownership and Transfer of Capital Stock.”

If we redeem fewer than all of the outstanding shares of a class of preferred stock, we will select the shares that we will redeem pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method that we determine. If this redemption is to be by lot and, as a result of the redemption, any holder of shares of the class of preferred stock would become a holder of a number of shares of the class of preferred stock in excess of the ownership limit because we did not redeem the holder’s shares of the class of preferred stock, or we only redeemed those shares in part, then, except as otherwise provided in our charter, we will redeem the requisite number of shares of the series or class of preferred stock of the holder such that no holder will hold in excess of the ownership limit subsequent to the redemption. See “Restrictions on Ownership and Transfer of Capital Stock.”

We will give notice of redemption by publication in a newspaper of general circulation in The City of New York. This publication will be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the preferred stock to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give notice or any defect in notice or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of the series or class of preferred stock except as to the holder to whom notice was defective or not given. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of the class of preferred stock to be redeemed;

•	the place or places where the certificates evidencing shares of the series or class of preferred stock are to be surrendered for payment of the redemption price; and

•	that dividends on the class of preferred stock to be redeemed will cease to accumulate on the redemption date.

If we will redeem fewer than all the shares of the class of preferred stock held by any holder, the notice that we mail to the holder will also specify the number of shares of the class of preferred stock that we will redeem from the holder.

The holders of shares of a class of preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the shares of the class of preferred stock held on the corresponding dividend payment date notwithstanding the redemption of the shares between the dividend record date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of any class of preferred stock to be redeemed.

Subject to applicable law and the limitation on purchases when dividends on a class of preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of the class of preferred stock in the open market, by tender or by private agreement.

Liquidation Preference

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of preferred stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus an amount equal to any accumulated and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the class of preferred stock as to voluntary or involuntary liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the class of preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange by us or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be considered a liquidation, dissolution or winding up.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, our assets are insufficient to make full payment to holders of such class of preferred stock and the corresponding amounts payable on all shares of other classes of our equity securities ranking on a parity with the class of preferred stock as to liquidation rights, then the holders of the class of preferred stock and all other such classes of equity securities will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of stock or otherwise is permitted under the Maryland General Corporation Law, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the class of preferred stock, whose preferential rights upon dissolution are superior to those receiving the distribution.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as we indicate in the applicable prospectus supplement.

Unless provided for otherwise by any class of preferred stock, so long as any shares of preferred stock of a class remain outstanding, we will not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of such outstanding shares, given in person or by proxy, either in writing or at a meeting (the class voting separately as a class) do any of the following:

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series or class of preferred stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to such series or class of preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to such series or class of preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the class of preferred stock or the holders of such class.

So long as shares of the class of preferred stock (or shares issued by a surviving entity in substitution for the class of preferred stock) remain outstanding with their terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of an event set forth in the fourth bullet point above will not be considered to materially and adversely affect the rights, preferences, privileges or voting powers of holders of such class of preferred stock. Additionally, any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in the amount of authorized series or class of preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to such series or class of preferred stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up, will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply to any class or series of preferred stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds deposited in trust to effect such redemption.

Conversion Rights

We will specify in the applicable prospectus supplement the terms and conditions upon which any shares of any class or series of preferred stock are convertible into common stock. The terms will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price (or method for calculating the conversion price);

•	the conversion period;

•	provisions regarding whether conversion will be at the option of the holders of the class or series of preferred stock or the operating partnership;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the class or series of preferred stock.

Transfer Agent, Registrar and Dividend Disbursing Agent

The transfer agent, registrar and dividend disbursing agent for our preferred stock is currently Computershare Trust Company, N.A. If different, we will specify in the applicable prospectus supplement the transfer agent, registrar and dividend disbursing agent for any series of preferred stock offered by that prospectus supplement.

Description of Series D Preferred Stock

We are authorized to issue up to 1,595,337 shares of series D preferred stock of which no shares are currently issued or outstanding. The series D preferred stock is issuable upon exchange of AMB Property II, L.P. series D preferred units. The AMB Property II, L.P. series D preferred units are exchangeable in whole at any time on or after May 5, 2009, at the option of 51% of the holders of all outstanding series D preferred units, on a one-for-one basis, subject to adjustment, for shares of our series D preferred stock or, at the election of AMB Property Holding Corporation, our direct subsidiary and the general partner of AMB Property II, L.P., cash in an amount equal to the original contribution plus any accrued but unpaid dividends owed to the holder of AMB Property II, L.P. series D preferred units. In addition, AMB Property II, L.P. series D preferred units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding series D preferred units of AMB Property II, L.P., on a one-for-one basis, subject to adjustment, for shares of our series D preferred stock, if:

•	any series D preferred unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or

•	the general partner of AMB Property II, L.P. or one of its subsidiaries takes the position, and a holder or holders of series D preferred units receive an opinion of independent counsel that AMB Property II, L.P. is, or upon the happening of a certain event likely will be, a “publicly traded partnership” within the meaning of the Internal Revenue Code.

The series D preferred units of AMB Property II, L.P. are exchangeable in whole for shares of our series D preferred stock at any time prior to May 5, 2009 at the option of 51% of the holders of all outstanding series D preferred units if those holders deliver to the general partner of AMB Property II, L.P. a private letter ruling or an opinion of independent counsel to the effect that an exchange of the series D preferred units at that time would not cause the series D preferred units to be considered “stock and securities” within the meaning of the Internal Revenue Code for purposes of determining whether the holder of the series D preferred units is an “investment company” under the Internal Revenue Code.

A holder of series D preferred units of AMB Property II, L.P. will not be entitled to exchange the units for series D preferred stock if the exchange would result in a violation of the ownership limit. See “Restrictions on Ownership and Transfer of Capital Stock.”

The series D preferred stock, if and when issued, will rank, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series D preferred stock;

•	junior to all equity securities issued by us which rank senior to the series D preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, M, O and P preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities until converted into equity securities.

If ever issued, the series D preferred stock will entitle the holders to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.18% of the liquidation preference per annum (equivalent to $3.59 per annum per share of series D preferred stock). Dividends on the series D preferred stock will accumulate on a daily basis and will be payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the series D preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all dividend periods, no dividends (other than in common stock or other equity securities ranking junior to the series D preferred stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up) shall be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up junior to or on a parity with the series D preferred stock, nor shall any common stock or any other equity securities ranking junior to or on a parity with the series D preferred stock as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series D preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series D preferred stock and any other equity securities ranking as to distributions on a parity with the series D preferred stock, all dividends declared upon the series D preferred stock and any other equity securities ranking on a parity with the series D preferred stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up will be declared pro rata so that the amount of dividends declared per share of series D preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series D preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series D preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of series D preferred stock, the holders of the series D preferred stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series D preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series D preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of series D preferred stock and our assets are insufficient to make full payment to holders of the series D preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series D preferred stock as to liquidation rights then the holders of the series D preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series D preferred stock will have no stated maturity and will not be subject to mandatory redemption or any sinking fund. If issued, subject to the foregoing provisions, we will be able to redeem the series D preferred stock on or after February 22, 2012 for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we will be able to redeem shares of series D preferred stock.

Holders of series D preferred stock will have no voting rights, except as described below. If, after issuance, we do not pay dividends on the series D preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series D preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series D preferred stock. So long as any shares of series D preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of series D preferred stock (the series D preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series D preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series D preferred stock;

•	designate or create, or increase the authorized or issued amount of, or reclassify any authorized shares into, any preferred stock ranking on a parity with the series D preferred stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or

•	either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the series D preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of series D preferred stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the series D preferred stock other preferred stock or shares having substantially the same terms and rights as the series D preferred stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series D preferred stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the series D preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

We have agreed to file a registration statement registering the resale of the shares of series D preferred stock issuable to the holders of AMB Property II, L.P. series D preferred units as soon as practicable but not later than 60 days after the date the AMB Property II, L.P. series D preferred units are exchanged for shares of series D preferred stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.

Description of Series L Preferred Stock

We are authorized to issue up to 2,300,000 shares of series L preferred stock of which 2,000,000 shares are currently issued and outstanding. The series L preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series L preferred stock;

•	junior to all equity securities issued by us which rank senior to the series L preferred stock; and

•	on a parity with all equity securities issued by us (including the series M, O and P preferred stock and, if and when issued, any series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series L preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 6.50% of the liquidation preference per annum (equivalent to $1.625 per annum per share of series L preferred stock). Dividends on the series L preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series L preferred stock issued and outstanding on the record date for the first dividend payment on the series L preferred stock following the initial issuance of shares of series L preferred stock on June 23, 2003, shall accrue dividends from the earliest date on which any shares of the series L preferred stock were issued (June 23, 2003), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series L preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series L preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series L preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series L preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series L preferred stock and any other equity securities ranking as to dividends on a parity with the series L preferred stock, all dividends declared upon the series L preferred stock and any other equity securities ranking as to dividends on a parity with the series L preferred stock will be declared pro rata so that the amount of dividends declared per share of series L preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series L preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series L preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series L preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series L preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series L preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series L preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series L preferred stock as to liquidation rights, then the holders of the series L preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series L preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. We cannot redeem the series L preferred stock prior to June 23, 2008. On and after June 23, 2008, we can redeem the series L preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series L preferred stock.

Holders of series L preferred stock have no voting rights, except as described below. If we do not pay dividends on the series L preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series L preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series L preferred stock. So long as any shares of series L preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series L preferred stock (the series L preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series L preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series L preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series L preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series L preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series L preferred stock (or shares issued by a surviving entity in substitution for shares of the series L preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series L preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series L preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series L preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series L preferred stock to the operating partnership and the operating partnership issued to us series L preferred units that generally mirror the rights, preferences and other terms of the series L preferred stock. The operating partnership is required to make all required distributions on the series L preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series L preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Description of Series M Preferred Stock

We are authorized to issue up to 2,300,000 share of series M preferred stock, all of which are currently issued and outstanding. The series M preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series M preferred stock;

•	junior to all equity securities issued by us which rank senior to the series M preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, O and P preferred stock and, if and when issued, any series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series M preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 6.75% of the liquidation preference per annum (equivalent to $1.6875 per annum per share of series M preferred stock). Dividends on the series M preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series M preferred stock issued and outstanding on the record date for the first dividend payment on the series M preferred stock following the initial issuance of shares of series M preferred stock on November 25, 2003, shall accrue dividends from the earliest date on which any shares of the series M preferred stock were issued (November 25, 2003), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series M preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series M preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series M preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series M preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series M preferred stock and any other equity securities ranking as to dividends on a parity with the series M preferred stock, all dividends declared upon the series M preferred stock and any other equity securities ranking as to dividends on a parity with the series M preferred stock will be declared pro rata so that the amount of dividends declared per share of series M preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series M preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series M preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series M preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series M preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series M preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series M preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series M preferred stock as to liquidation rights, then the holders of the series M preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series M preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. On and after November 25, 2008, we can redeem the series M preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series M preferred stock.

Holders of series M preferred stock have no voting rights, except as described below. If we do not pay dividends on the series M preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series M preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series M preferred stock. So long as any shares of series M preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series M preferred stock (the series M preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series M preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series M preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series M preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series M preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series M preferred stock (or shares issued by a surviving entity in substitution for shares of the series M preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series M preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series M preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series M preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series M preferred stock to the operating partnership and the operating partnership issued to us series M preferred units that generally mirror the rights, preferences and other terms of the series M preferred stock. The operating partnership is required to make all required distributions on the series M preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series M preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Description of Series O Preferred Stock

We are authorized to issue up to 3,000,000 shares of series O preferred stock, all of which are currently issued and outstanding. The series O preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series O preferred stock;

•	junior to all equity securities issued by us which rank senior to the series O preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, M and P preferred stock and, if and when issued, any series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series O preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.00% of the liquidation preference per annum (equivalent to $1.75 per annum per share of series O preferred stock). Dividends on the series O preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series O preferred stock issued and outstanding on the record date for the first dividend payment on the series O preferred stock following the initial issuance of shares of series O preferred stock on December 13, 2005, shall accrue dividends from the earliest date on which any shares of the series O preferred stock were issued (December 13, 2005), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series O preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series O preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series O preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series O preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series O preferred stock and any other equity securities ranking as to dividends on a parity with the series O preferred stock, all dividends declared upon the series O preferred stock and any other equity securities ranking as to dividends on a parity with the series O preferred stock will be declared pro rata so that the amount of dividends declared per share of series O preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series O preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series O preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series O preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series O preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series O preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series O preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series O preferred stock as to liquidation rights, then the holders of the series O preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series O preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. On and after December 13, 2010, we can redeem the series O preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series O preferred stock.

Holders of series O preferred stock have no voting rights, except as described below. If we do not pay dividends on the series O preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series O preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series O preferred stock. So long as any shares of series O preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series O preferred stock (the series O preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series O preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series O preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series O preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series O preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series O preferred stock (or shares issued by a surviving entity in substitution for shares of the series O preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series O preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series O preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series O preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series O preferred stock to the operating partnership and the operating partnership issued to us series O preferred units that generally mirror the rights, preferences and other terms of the series O preferred stock. The operating partnership is required to make all required distributions on the series O preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series O preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Description of Series P Preferred Stock

We are authorized to issue up to 2,000,000 shares of series P preferred stock, all of which are currently issued and outstanding. The series P preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series P preferred stock;

•	junior to all equity securities issued by us which rank senior to the series P preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, M and O preferred stock and, if and when issued, any series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series P preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 6.85% of the liquidation preference per annum (equivalent to $1.7125 per annum per share of series P preferred stock). Dividends on the series P preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series P preferred stock issued and outstanding on the record date for the first dividend payment on the series P preferred stock following the initial issuance of shares of series P preferred stock on August 25, 2006, shall accrue dividends from the earliest date on which any shares of the series P preferred stock were issued (August 25, 2006), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series P preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series P preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series P preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series P preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series P preferred stock and any other equity securities ranking as to dividends on a parity with the series P preferred stock, all dividends declared upon the series P preferred stock and any other equity securities ranking as to dividends on a parity with the series P preferred stock will be declared pro rata so that the amount of dividends declared per share of series P preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series P preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series P preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series P preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series P preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series P preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series P preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series P preferred stock as to liquidation rights, then the holders of the series P preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series P preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. On and after August 25, 2011, we can redeem the series P preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series P preferred stock.

Holders of series P preferred stock have no voting rights, except as described below. If we do not pay dividends on the series P preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series P preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series P preferred stock. So long as any shares of series P preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series P preferred stock (the series P preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series P preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series P preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series P preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series P preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series P preferred stock (or shares issued by a surviving entity in substitution for shares of the series P preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series P preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series P preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series P preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series P preferred stock to the operating partnership and the operating partnership issued to us series P preferred units that generally mirror the rights, preferences and other terms of the series P preferred stock. The operating partnership is required to make all required distributions on the series P preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series P preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

In order for us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of all classes of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which we have made an election to be treated as a real estate investment trust). In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively own 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for real estate investment trusts contained in the Internal Revenue Code. A real estate investment trust’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made).

Because our board of directors currently believes it is desirable for us to qualify as a real estate investment trust, our charter, subject to certain exceptions as discussed below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of each of our issued and outstanding common stock, series L preferred stock, series M preferred stock, series O preferred stock and series P preferred stock. We also prohibit the ownership, actually or constructively, of any shares of our series D preferred stock by any single person so that no such person, taking into account all of our stock so owned by such person, including any common stock or preferred stock, may own in excess of 9.8% in value of our issued and outstanding capital stock. The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock, as the case may be, and thereby subject the common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock to the applicable ownership limit. The board of directors may, but in no event will be required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a real estate investment trust and the board of directors otherwise decides such action would be in our best interest. As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our real estate investment trust status.

Our charter also provides that:

•	no person may actually or constructively own common stock, series D preferred stock, series L preferred stock, series M preferred stock, series O preferred stock or series P preferred stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust;

•	no person may transfer common stock, series D preferred stock, series L preferred stock, series M preferred stock, series O preferred stock or series P preferred stock, if a transfer would result in shares of our capital stock being owned by fewer than 100 persons; and

•	any person who acquires or attempts or intends to acquire actual or constructive ownership of common stock, series D preferred stock, series L preferred stock, series M preferred stock, series O preferred stock or series P preferred stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a real estate investment trust.

These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a real estate investment trust and such determination is approved by the affirmative vote of holders owning at least two-thirds of the shares of our outstanding capital stock entitled to vote thereon. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to our charter, which must be declared advisable by our board of directors and approved by the affirmative vote of holders owning at least two-thirds of the shares of our outstanding capital stock entitled to vote on the amendment.

Under our charter, if any attempted transfer of shares of stock or any other event would otherwise result in any person violating an ownership limit, any other limit imposed by our board of directors or the other restrictions in the charter, then any such attempted transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the applicable ownership limit or such other limit (referred to as “excess shares”). Under those circumstances, the prohibited transferee will acquire no right or interest (or, in the case of any event other than an attempted transfer, the person or entity holding record title to any shares in excess of the applicable ownership limit will cease to own any right or interest) in the excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. This automatic transfer will be considered to be effective as of the close of business on the business day prior to the date of the violating transfer or event. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or any other limit imposed by our board of directors, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the applicable market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner will be distributed to the beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion) to rescind as void any vote cast by a prohibited transferee or prohibited owner prior to the time that we discover that the shares have been automatically transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If we pay the prohibited transferee or prohibited owner any dividend or other distribution before we discover that the shares were transferred to the trust, the prohibited transferee or prohibited owner will be required to repay the trustee upon demand for distribution to the beneficiary. If the transfer to the trust is not automatically effective (for any reason), to prevent violation of the applicable ownership limit or any other limit provided in our charter or imposed by the board of directors, then our charter provides that the transfer of the excess shares will be void ab initio and the intended transferee will acquire no rights to such shares.

In addition, shares of stock held in the trust will be considered to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the applicable market price on the date that we, or our designee, accept the offer. We have the right to accept the offer until the trustee has sold the shares held in the trust. Upon that sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

If any attempted transfer of shares would cause us to be beneficially owned by fewer than 100 persons, our charter provides that the transfer will be void ab initio and the intended transferee will acquire no rights to such shares.

All certificates representing shares will bear a legend referring to the restrictions described above. The ownership limitations described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or otherwise be in the best interest of stockholders.

Under our charter, owners of outstanding shares must, upon our demand, provide us with a completed questionnaire containing information regarding ownership of the shares, as set forth in the treasury regulations. In addition, each stockholder must upon demand disclose to us in writing such information that we may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of shares of our stock, on our status as a real estate investment trust and to ensure compliance with each ownership limit, or any other limit specified in our charter or required by the board of directors.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

We have summarized certain terms and provisions of the Maryland General Corporation Law and our charter and bylaws. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law. See “Where You Can Find More Information.”

For restrictions on ownership and transfer of our capital stock contained in our charter, see “Restrictions on Ownership and Transfer of Capital Stock.”

Board of Directors

Our charter provides that the number of our directors shall be established by the bylaws, but cannot be less than the minimum number required by the Maryland General Corporation Law, which is one. There are currently nine members of our board of directors, but our bylaws provide the board of directors with the authority to increase or decrease the number of directors, without amendment of the bylaws, to a number of directors not fewer than five nor more than thirteen. Because our board has the power to amend our bylaws, it could modify the bylaws to change that range. Subject to the rights of holders of our preferred stock, our board of directors may fill any vacancy (including a vacancy caused by removal) subject to approval by the stockholders. Our bylaws provide that a majority of our board of directors must be independent directors, as defined from time to time by the listing standards of the New York Stock Exchange and any other relevant laws, rules and regulations. Our bylaws also provide for the election of directors by a majority vote in uncontested elections.

Removal of Directors

While our charter and the Maryland General Corporation Law empower our stockholders to fill vacancies in our board of directors that are caused by the removal of a director, our charter precludes stockholders from removing incumbent directors except upon a substantial affirmative vote. Specifically, our charter provides that stockholders may remove a director only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, subject to the rights of the holders of shares of our preferred stock to elect and remove directors elected by such holders under certain circumstances. The Maryland General Corporation Law does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by removal with their own nominees.

Opt Out of Business Combinations and Control Share Acquisition Statutes

We have elected in our bylaws not to be governed by the “control share acquisition” provisions of the Maryland General Corporation Law (Sections 3-701 through 3-709), and our board of directors has determined, by irrevocable resolution, that we will not be governed by the “business combination” provision of the Maryland General Corporation Law (Section 3-602), each of which could have the effect of delaying or preventing a change of control. Our bylaws provide that we cannot at a future date determine to be governed by either provision without the approval of a majority of the outstanding shares entitled to vote. In addition, the irrevocable resolution adopted by our board of directors may only be changed by the approval of a majority of the outstanding shares of common stock entitled to vote.

Certain Elective Provisions of Maryland Law

Any Maryland corporation that has a class of securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be governed in whole or in part by Maryland law provisions relating to extraordinary actions and unsolicited takeovers. We have not elected to be governed by these specific provisions, but we currently have more than three independent directors, so our board of directors could elect to provide for any of the following provisions. Pursuant to these provisions, the board of directors of any Maryland corporation fitting such description, without obtaining stockholder approval and notwithstanding a contrary provision in its charter or bylaws, may elect to:

•	classify the board;

•	increase the required stockholder vote to remove a director to two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors; and/or

•	require that a stockholder requested special meeting need be called only upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Additionally, the board could provide that:

•	the number of directors may be fixed only by a vote of the board of directors;

•	each vacancy on the board of directors (including a vacancy resulting from the removal of a director by the stockholders) may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and/or

•	any director elected to fill a vacancy will hold office for the full remainder of the term of the class of directors in which the vacancy occurred, rather than until the next election of directors.

These provisions do not provide for limits on the power of a corporation to confer on the holders of any class or series of preferred stock the right to elect one or more directors.

Although we have not elected to be governed by these provisions, our charter and/or bylaws already provide for a two-thirds vote to remove directors and only for cause, and provide that the number of directors may be determined by a resolution of our board (or by our stockholders through a bylaw amendment), subject to a minimum and maximum number, and that our secretary must call a special meeting of stockholders only upon the written request of the holders of a majority of our outstanding shares entitled to vote.

Amendment to Our Charter and Bylaws

Our charter may not be amended without the affirmative vote of at least two-thirds of the shares of capital stock outstanding and entitled to vote on the amendment, voting together as a single class. Our bylaws may be amended by the vote of a majority of the board of directors or by a vote of a majority of the shares of our capital stock entitled to vote on the amendment, except with respect to the following bylaw provisions (each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment):

•	provisions opting out of the control share acquisition statute;

•	provisions confirming that our board of directors has determined by irrevocable resolution that we will not be governed by the business combination provision of the Maryland General Corporation Law;

•	the requirement in our bylaws that our independent directors approve transactions involving our executive officers or directors or any limited partners of the operating partnership and their affiliates; and

•	provisions governing amendment of our bylaws.

Meetings of Stockholders

Our bylaws provide for annual meetings of stockholders to elect the board of directors and transact other business as may properly be brought before the meeting. The president, the board of directors and the chairman of the board may call a special meeting of stockholders. Additionally, our bylaws provide that the secretary shall call a special meeting of the stockholders upon the written request of the holders of 50% or more of our outstanding stock entitled to vote.

The Maryland General Corporation Law provides that stockholders may act without a meeting with respect to any action that they are required or permitted to take at a meeting, if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder and filed in paper or electronic form with the records of the stockholders’ meetings.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to the notice of the meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting. Nomination of individuals for election to our board of directors at a special meeting may only be made:

•	pursuant to our notice of meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors will be elected at the special meeting, by a stockholder who has complied with the advance notice provisions of the bylaws.

The provisions in our charter regarding amendments to the charter and the advance notice provisions of our bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Dissolution of AMB Property Corporation

Under the Maryland General Corporation Law, we may be dissolved upon the affirmative vote of a majority of the entire board of directors declaring dissolution to be advisable, and approval of the dissolution at any annual or special stockholders meeting by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote on the dissolution, voting as a single class.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our officers and directors are indemnified under the Maryland General Corporation Law, our charter and the partnership agreement of the operating partnership against certain liabilities. Our charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law.

The Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may indemnify a director or officer against judgments, penalties, fines, settlements and reasonable expenses that the director or officer actually incurs in connection with the proceeding unless the proceeding is one by or in the right of the corporation and the director or officer has been adjudged to be liable to the corporation. In addition, a corporation may not indemnify a director or officer with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that a personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. Our charter contains this provision. The Maryland General Corporation Law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission. The partnership agreement of the operating partnership also provides for our indemnification, as general partner, and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits our liability and the liability of our officers and directors to the operating partnership and the partners of the operating partnership to the same extent liability of our officers and directors to us and our stockholders is limited under our charter.

Insofar as the foregoing provisions permit indemnification for liability arising under the Securities Act of directors, officers or persons controlling us, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

DESCRIPTION OF CERTAIN PROVISIONS OF THE
PARTNERSHIP AGREEMENT OF AMB PROPERTY, L.P.

Substantially all of our assets are held, and all of our operations are conducted, by or through the operating partnership. As the sole general partner of the operating partnership, we have the exclusive right and power to manage the operating partnership. Our interest in the operating partnership is designated as a general partner interest. Except with respect to distributions of cash and allocations of income and loss, and except as otherwise noted in this prospectus, the description in this section of common limited partnership units is also applicable to performance units. See “— Performance Units” below. We have summarized certain terms and provisions of the operating partnership’s partnership agreement. This summary is not complete and is qualified by the provisions of the partnership agreement. See “Where You Can Find More Information.”

General

Holders of limited partnership units hold limited partnership interests in the operating partnership, and all holders of partnership interests (including us in our capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the operating partnership. The number of general partnership units held by us is approximately equal to the total number of outstanding shares of our common stock and preferred stock. Accordingly, the distributions that we pay per share of common stock are expected to be equal to the distributions per unit that the operating partnership pays on the common units. Similarly, the distributions that we pay per share of series L, M, O or P preferred stock outstanding, and if and when issued any series D preferred stock are expected to be equal to the distributions per unit that the operating partnership pays on the corresponding series of preferred units. The units have not been registered pursuant to federal or state securities laws, and they will not be listed on the New York Stock Exchange or any other exchange or quoted on any national market system. However, the shares of common stock and preferred stock that we may issue upon exchange of the common units and the preferred units of the operating partnership may be sold in registered transactions or transactions exempt from registration under the Securities Act. The limited partners of the operating partnership have the rights to which limited partners are entitled under the partnership agreement and the Delaware Revised Uniform Limited Partnership Act. The partnership agreement imposes certain restrictions on the transfer of operating partnership units, as described below.

Purpose, Business and Management

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the partnership agreement. We are the sole general partner of the operating partnership and conduct substantially all of our business through the operating partnership. The primary purpose of the operating partnership is, in general, to acquire, purchase, own, operate, manage, develop, redevelop, invest in, finance, refinance, sell, lease and otherwise deal with properties and assets related to those properties, and interests in those properties and assets. The operating partnership is authorized to conduct any business that a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act may lawfully conduct, subject to the limitation that the partnership agreement requires the operating partnership to conduct its business in such a manner that will permit us to be classified as a real estate investment trust under Section 856 of the Internal Revenue Code, unless we cease to qualify as a real estate investment trust for reasons other than the conduct of the business of the operating partnership. The operating partnership is generally authorized to take any lawful actions consistent with this purpose. This includes the authority to enter into partnerships, joint ventures or similar arrangements and to own interests directly or indirectly in any other entity.

As the general partner of the operating partnership we have the exclusive power and authority to conduct the business of the operating partnership, subject to the consent of the limited partners in certain limited circumstances (as discussed below) and except as expressly limited in the partnership agreement.

We have the right to make all decisions and take all actions with respect to the operating partnership’s acquisition and operation of our properties and all other assets and businesses of or related to the operating partnership. No limited partner may take part in the conduct or control of the business or affairs of the operating partnership by virtue of its interest in the partnership. In particular, each limited partner expressly acknowledges in the partnership agreement that as general partner, we are acting on behalf of the operating partnership’s limited partners and our stockholders, collectively, and are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the operating partnership. We intend to make decisions in our capacity as general partner of the operating partnership so as to maximize our profitability and the profitability of the operating partnership as a whole, independent of the tax effects on the limited partners. We and the operating partnership have no liability to any limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of our action or inaction as general partner of the operating partnership so long as we acted in good faith. Limited partners have no right or authority to act for or to bind the operating partnership. Limited partners of the operating partnership have no authority to transact business for, or to otherwise participate in the management activities or decisions of, the operating partnership, except as expressly provided in the partnership agreement or as required by applicable law.

Engaging in Other Businesses; Conflicts of Interest; Transactions With Us and Our Affiliates

We may not conduct any business other than in connection with the ownership, acquisition and disposition of operating partnership interests as a general partner and the management of the business of the operating partnership, our operation as a public reporting company with a class (or classes) of securities registered under the Securities Exchange Act of 1934, as amended, our operation as a real estate investment trust and activities that are incidental to these activities without the consent of the holders of a majority of the limited partnership interests. Unless it otherwise agrees, each limited partner, and its affiliates, is free to engage in any business or activity, even if the business or activity competes with or is enhanced by the business of the operating partnership. The operating partnership’s partnership agreement does not prevent another person or entity that acquires control of us in the future from conducting other businesses or owning other assets, even if it would be in the best interests of the limited partners for the operating partnership to own those businesses or assets.

In the exercise of our power and authority under the partnership agreement, we may contract and otherwise deal with, or otherwise obligate the operating partnership to, entities in which we or any one or more of our officers, directors or stockholders may have an ownership or other financial interest. We may retain persons or entities that we select (including ourselves, any entity in which we have an interest, or any entity with which we are affiliated) to provide services to or on behalf of the operating partnership. Except as expressly permitted by the partnership agreement, however, our affiliates may not engage in any transactions with the operating partnership except on terms that are fair and reasonable to the operating partnership and no less favorable to the operating partnership than it would obtain from an unaffiliated third party.

Our Reimbursement

We do not receive any compensation for our services as general partner of the operating partnership. However, as a partner in the operating partnership, we have rights to allocations and distributions as a partner of the operating partnership. In addition, the operating partnership reimburses us for all expenses we incur relating to ownership of interests in and operation of, or for the benefit of, the operating partnership. The operating partnership will reimburse us for all expenses incurred relating to the ongoing operation of the operating partnership and any issuance of additional partnership interests in the operating partnership. These expenses include those incurred in connection with the administration and activities of the operating partnership, such as the maintenance of the operating partnership’s books and records, management of the operating partnership’s property and assets, and preparation of information regarding the operating partnership provided to the partners in the preparation of their individual tax returns.

Our Exculpation and Indemnification

The partnership agreement generally provides that neither we, as general partner of the operating partnership, nor any of our officers, directors or employees, will be liable to the operating partnership or any limited partner for losses sustained, liabilities incurred, or benefits not derived as a result of errors in judgment or for any mistakes of fact or law or for anything that we may do or not do in connection with the business and affairs of the operating partnership if we carry out our duties in good faith. Our liability in any event is limited to our interest in the operating partnership. We have no further liability for the loss of any limited partner’s capital. In addition, we are not responsible for any misconduct, negligent act or omission of any of our consultants, contractors or agents, or any of the operating partnership’s consultants, contractors or agents provided that we have used good faith in the selection of those contractors, consultants and agents. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors that we select. Any action we take or fail to take in reliance upon the opinion of such a consultant on a matter that we reasonably believe is within the consultant’s professional or expert competence is presumed to be done in good faith.

The partnership agreement also requires the operating partnership to indemnify us, our directors and officers, and other persons that we may from time to time designate against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything the person may do or not do for or on behalf of the operating partnership or in connection with its business or affairs unless it is established that:

•	the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either the indemnified person committed the act or omission in bad faith or as the result of active and deliberate dishonesty;

•	the indemnified person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Any indemnification claims must be satisfied solely out of the assets of the operating partnership and any insurance proceeds from the liability policy covering our officers and directors and such other persons that we may from time to time designate. The operating partnership may also purchase and maintain insurance on behalf of our directors and officers, and other persons that we may from time to time designate, against any liability, and related expenses, that may be asserted against such person in connection with the activities of the operating partnership, regardless of whether the partnership would have the power to indemnify that person against such liability under the partnership agreement.

Sales of Assets; Liquidation

Under the partnership agreement, as general partner, we generally have the exclusive authority to determine whether, when and on what terms, the operating partnership will sell its assets (including our properties, which we own through the operating partnership). However, we have agreed, in connection with the contribution of properties from taxable investors in our formation transactions and certain property acquisitions for limited units in the operating partnership, not to dispose of certain assets in a taxable sale or exchange for a mutually agreed upon period and, thereafter, to use commercially reasonable or best efforts to minimize the adverse tax consequences of any sale. We may enter into similar or other agreements in connection with other acquisitions of properties for units.

A merger of the operating partnership with another entity generally requires an affirmative vote of the partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest (including the interest held directly or indirectly by us) of all partners other than preferred limited partners, subject to certain consent rights of holders of limited partnership units as described below under “Amendment of the Partnership Agreement.” A sale or disposition of all or substantially all of the operating partnership’s assets generally requires an affirmative vote of the limited partners (other than the general partner, the preferred limited partners and any limited partner 50% or more of whose equity is owned, directly or indirectly, by the general partner) holding a majority of the outstanding percentage interest of all limited partners (other than the general partner, the preferred limited partners and any limited partner 50% or more of whose equity is owned, directly or indirectly, by the general partner). A dissolution or liquidation of the operating partnership generally requires our approval as well as the consent of limited partners holding ninety percent (90%) of the outstanding percentage interest of all limited partners.

Capital Contribution

The operating partnership’s partnership agreement provides that if the operating partnership requires additional funds at any time and from time to time in excess of funds available to the operating partnership from borrowings or capital contributions, we may borrow funds from a financial institution or other lender or through public or private debt offerings and lend the funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of the funds. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of the required funds as an additional capital contribution to the operating partnership. We may also raise additional funds by accepting additional capital contributions, in the form of cash, real property or other non-cash assets. If we contribute additional capital to the operating partnership, our partnership interest in the operating partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we make additional capital contributions.

Distributions

The partnership agreement generally provides that the operating partnership will make quarterly distributions of available cash (as defined below), as determined in the manner provided in the partnership agreement, to the partners of the operating partnership in proportion to their percentage interests in the operating partnership (which for any partner is determined by the number of units it owns relative to the total number of units outstanding). If any preferred units are outstanding, the operating partnership will pay distributions to holders of preferred units in accordance with the rights of each class of preferred units (and, within each such class, pro rata in proportion to the respective percentage interest of each holder), with any remaining available cash distributed in accordance with the previous sentence. “Available cash” is generally defined as the sum of the partnership’s net income or net loss, depreciation and all non-cash charges deducted to determine net income or net loss, the reduction in reserves of the partnership, the excess of net proceeds from the sale, exchange, disposition or refinancing of partnership property over the gain or loss recognized from such transaction and all other cash received by the partnership, minus all principal debt payments, capital expenditures, investments in any entity, expenditures and payments not deducted in determining net income or net loss, any amount included in determining net income or net loss that was not received by the partnership, increases in reserves and amount of any working capital accounts and other cash or similar balances which we, as general partner, determine to be necessary or appropriate. Other than as described below, neither we nor the limited partners are currently entitled to any preferential or disproportionate distributions of available cash with respect to the units.

Series D Preferred Units

As described under “Description of Preferred Stock — Series D Preferred Stock,” holders of series D preferred units of AMB Property II, L.P. may exchange their units for shares of our series D preferred stock. If we issue series D preferred stock, we will:

•	contribute 99% of the series D preferred units of AMB Property II, L.P. to the operating partnership in exchange for series D preferred units of the operating partnership that the operating partnership will issue to mirror the rights, preferences and other terms of the series D preferred stock; and

•	contribute 1% of the series D preferred units of AMB Property II, L.P. to AMB Property Holding Corporation.

Any series D preferred units issued to us by the operating partnership, as described in the first bullet point above, will rank on a parity with the operating partnership’s series L preferred units, series M preferred units, series O preferred units and series P preferred units. As a consequence, we would receive distributions from the operating partnership that we would use to pay dividends on any our preferred stock before any other partner in the operating partnership (other than holders of parity preferred units).

Series L Preferred Units

General.  The series L preferred units of the operating partnership rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the operating partnership:

•	senior to the common units of the operating partnership and to all units of the operating partnership that provide that they rank junior to the series L preferred units;

•	junior to all units which rank senior to the series L preferred units;

•	and on a parity with the series M, O and P preferred units, and any series D preferred units that the operating partnership may issue to us, and all other units expressly designated by the operating partnership to rank on a parity with the series L preferred units.

Distribution Rights.  Subject to the rights of holders of parity preferred units, holders of the series L preferred units are entitled to receive, when, as and if declared by the operating partnership, acting through us as general partner, cumulative preferential cash distributions in an amount equal to 6.50% per annum on an amount equal to $25.00 per series L preferred unit then outstanding (equivalent to $1.625 per annum). These distributions are payable on the 15th day of January, April, July and October of each year.

Redemption.  On or after June 23, 2008, if we redeem any shares of the series L preferred stock as described under “Description of Preferred Stock — Series L Preferred Stock,” the operating partnership will redeem the number of series L preferred units equal to the number of such series L preferred stock to be redeemed at a redemption price payable in cash equal to the product of the number of series L preferred units being redeemed and the sum of $25.00 plus any deficiency still owing under prior distributions.

Liquidation Preference.  The distribution and income allocation provisions of the partnership agreement have the effect of providing each series L preferred unit with a liquidation preference to each holder of series L preferred units equal to the holder’s capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the operating partnership, other than any parity preferred units and any senior preferred units that we may issue.

Series M Preferred Units

General.  The series M preferred units of the operating partnership rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the operating partnership:

•	senior to the common units of the operating partnership and to all units of the operating partnership that provide that they rank junior to the series M preferred units;

•	junior to all units which rank senior to the series M preferred units;

•	and on a parity with the series L, O and P preferred units, and any series D preferred units that the operating partnership may issue to us, and all other units expressly designated by the operating partnership to rank on a parity with the series M preferred units.

Distribution Rights.  Subject to the rights of holders of parity preferred units, holders of the series M preferred units are entitled to receive, when, as and if declared by the operating partnership, acting through us as general partner, cumulative preferential cash distributions in an amount equal to 6.75% per annum on an amount equal to $25.00 per series M preferred unit then outstanding (equivalent to $1.6875 per annum). These distributions are payable on the 15th day of January, April, July and October of each year.

Redemption.  On or after November 25, 2008, if we redeem any shares of the series M preferred stock as described under “Description of Preferred Stock — Series M Preferred Stock,” the operating partnership will redeem the number of series M preferred units equal to the number of such series M preferred stock to be redeemed at a redemption price payable in cash equal to the product of the number of series M preferred units being redeemed and the sum of $25.00 plus any deficiency still owing under prior distributions.

Liquidation Preference.  The distribution and income allocation provisions of the partnership agreement have the effect of providing each series M preferred unit with a liquidation preference to each holder of series M preferred units equal to the holder’s capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the operating partnership, other than any parity preferred units and any senior preferred units that we may issue.

Series O Preferred Units

General.  The series O preferred units of the operating partnership rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the operating partnership:

•	senior to the common units of the operating partnership and to all units of the operating partnership that provide that they rank junior to the series O preferred units;

•	junior to all units which rank senior to the series O preferred units;

•	and on a parity with the series L, M and P preferred units, and any series D preferred units that the operating partnership may issue to us, and all other units expressly designated by the operating partnership to rank on a parity with the series O preferred units.

Distribution Rights.  Subject to the rights of holders of parity preferred units, holders of the series O preferred units are entitled to receive, when, as and if declared by the operating partnership, acting through us as general partner, cumulative preferential cash distributions in an amount equal to 7.00% per annum on an amount equal to $25.00 per series O preferred unit then outstanding (equivalent to $1.75 per annum). These distributions are payable on the 15th day of January, April, July and October of each year.

Redemption.  On or after December 13, 2010, if we redeem any shares of the series O preferred stock as described under “Description of Preferred Stock — Series O Preferred Stock,” the operating partnership will redeem the number of series O preferred units equal to the number of such series O preferred stock to be redeemed at a redemption price payable in cash equal to the product of the number of series O preferred units being redeemed and the sum of $25.00 plus any deficiency still owing under prior distributions.

Liquidation Preference.  The distribution and income allocation provisions of the partnership agreement have the effect of providing each series O preferred unit with a liquidation preference to each holder of series O preferred units equal to the holder’s capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the operating partnership, other than any parity preferred units and any senior preferred units that we may issue.

Series P Preferred Units

General.  The series P preferred units of the operating partnership rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the operating partnership:

•	senior to the common units of the operating partnership and to all units of the operating partnership that provide that they rank junior to the series P preferred units;

•	junior to all units which rank senior to the series P preferred units;

•	and on a parity with the series L, M and O preferred units, and any series D preferred units that the operating partnership may issue to us, and all other units expressly designated by the operating partnership to rank on a parity with the series P preferred units.

Distribution Rights.  Subject to the rights of holders of parity preferred units, holders of the series P preferred units are entitled to receive, when, as and if declared by the operating partnership, acting through us as general partner, cumulative preferential cash distributions in an amount equal to 6.85% per annum on an amount equal to $25.00 per series P preferred unit then outstanding (equivalent to $1.7125 per annum). These distributions are payable on the 15th day of January, April, July and October of each year.

Redemption.  On or after August 25, 2011, if we redeem any shares of the series P preferred stock as described under “Description of Preferred Stock — Series P Preferred Stock,” the operating partnership will redeem the number of series P preferred units equal to the number of such series P preferred stock to be redeemed at a redemption price payable in cash equal to the product of the number of series P preferred units being redeemed and the sum of $25.00 plus any deficiency still owing under prior distributions.

Liquidation Preference.  The distribution and income allocation provisions of the partnership agreement have the effect of providing each series P preferred unit with a liquidation preference to each holder of series P preferred units equal to the holder’s capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the operating partnership, other than any parity preferred units and any senior preferred units that we may issue.

Common Limited Partnership Units

Redemption Rights.  Holders of common limited partnership units in the operating partnership have the right, commencing generally on or before the first anniversary of the holder becoming a limited partner of the operating partnership (or such other date agreed to by the operating partnership and the applicable unit holders), to require the operating partnership to redeem part or all of their common units for cash (based upon the fair market value of an equivalent number of shares of our common stock at the time of redemption) or the operating partnership may, in its sole and absolute discretion (subject to the limits on ownership and transfer of common stock set forth in our charter) elect to have us exchange those common units for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events. We presently anticipate that the operating partnership will generally elect to have us issue shares of our common stock in exchange for common units in connection with a redemption request; however, the operating partnership has paid cash and may in the future pay cash for a redemption of common units. With each redemption or exchange, our percentage ownership interest in the operating partnership will increase. Common limited partners may exercise this redemption right from time to time, in whole or in part, subject to the limitations that limited partners may not exercise the right if exercise would result in any person actually or constructively owning shares of common stock in excess of the ownership limit or any other amount specified by the board of directors, assuming common stock was issued in the exchange. Holders of performance units also have limited redemption rights, as discussed under the caption “Performance Units” below.

Registration Rights.  We have granted to common limited partners certain registration rights with respect to the shares of stock issuable upon exchange of common limited partnership units in the operating partnership or otherwise. We have agreed to file and generally keep continuously effective generally beginning on or as soon as practicable after one year after issuance of common limited partnership units a registration statement covering the issuance of shares of common stock upon exchange of the units and the resale of the shares. We will bear expenses incident to our registration obligations upon exercise of registration rights, including the payment of federal securities and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to registration of the shares.

Performance Units

Notwithstanding the foregoing discussion of distributions and allocations of income or loss of the operating partnership, certain of our current and former executive officers, in their capacity as limited partners of the operating partnership, have received performance units. The performance units are similar to common limited partnership units in many respects, including the right to share in operating distributions, and allocations of operating income and loss of the operating partnership on a pro rata basis with common limited partnership units, and certain redemption rights, including limited rights to cause the operating partnership to redeem the performance units for cash or, at the operating partnership’s option, to have us exchange the performance units for shares of our common stock. However, a holder of performance units may not require the operating partnership to redeem, and the operating partnership may not redeem, any performance units in excess of the number of performance units equal to the amount of the unitholder’s capital account balance immediately following the revaluation of the operating partnership assets pursuant to the partnership agreement, divided by the fair market value of a share of our common stock.

Removal of the General Partner; Transferability of Our Interests; Treatment of Limited Partnership Units in Significant Transactions

The limited partners may not remove us as general partner of the operating partnership, with or without cause, other than with our consent. The partnership agreement provides that we may not withdraw from the operating partnership (whether by sale, statutory merger, consolidation, liquidation or otherwise) without the consent of limited partners other than the preferred limited partners, holding a majority of limited partner units (excluding any preferred limited units) then outstanding. However, except as set forth below, we may transfer or assign our general partner interest in connection with a merger, consolidation or sale of substantially all of our assets without limited partner consent.

Neither we nor the operating partnership may engage in any merger, consolidation or other combination, or effect any reclassification, recapitalization or change of its outstanding equity interests, and we may not sell all or substantially all of our assets unless in connection with such a termination transaction all holders of limited partnership units other than preferred units either will have the right to receive, for each unit, an amount of cash, securities or other property equal to the product of the number of shares of common stock into which each unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share of common stock as consideration pursuant to such a termination transaction. If, in connection with the termination transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of our common stock, each holder of limited partnership units other than preferred units will have the right to receive, the greatest amount of cash, securities or other property that the holder would have received had it exercised its right to redemption and received shares of common stock in exchange for its units immediately prior to the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer. Performance units also have the benefit of these provisions, irrespective of the capital account then applicable to the performance units. We and the operating partnership may also engage in a merger, consolidation or other combination, or effect any reclassification, recapitalization or change or our outstanding equity interests, and we may also sell all or substantially all of our assets if the following conditions are met:

•	substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the operating partnership;

•	the holders of common limited partnership units, including the holders of any performance units, own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of the operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of the transaction;

•	the rights, preferences and privileges of the holders in the surviving partnership, including the holders of performance units, are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership (except, as to performance units, for such differences with units regarding liquidation, redemption or exchange as are described in the partnership agreement); and

•	such rights of the common limited partners, including the holders of performance units issued or to be issued, include at least one of the following:

•	the right to redeem their interests in the surviving partnership for the consideration available to them pursuant to the preceding paragraph; or

•	the right to redeem their units for cash on terms equivalent to those in effect immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, the common equity securities, with an exchange ratio based on the relative fair market value of the securities and our common stock.

Our board of directors will reasonably determine fair market values and rights, preferences and privileges of the common limited partners of the operating partnership as of the time of the termination transaction and, to the extent applicable, the values will be no less favorable to the holders of common limited partnership units than the relative values reflected in the terms of the termination transaction.

In addition, in the event of a termination transaction, the arrangements with respect to performance units and performance shares will be equitably adjusted to reflect the terms of the transaction, including, to the extent that the shares are exchanged for consideration other than publicly traded common equity, the transfer or release of remaining performance shares, and resulting issuance of any performance units, as of the consummation of the termination transaction.

Duties and Conflicts

Except as otherwise provided by our conflicts of interest policies with respect to directors and officers and as provided in the non-competition agreements that most of our executive officers have entered into with us, any limited partner of the operating partnership may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Meetings; Voting

As general partner, we may call meetings of the limited partners of the operating partnership on our own motion, and must call a meeting of the limited partners upon written request of limited partners owning at least 25% of the then outstanding limited partnership units that are entitled to vote on the matters to be voted upon at such meeting. Limited partners may vote either in person or by proxy at meetings. Limited partners may take any action that they are required or permitted to take either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action taken are signed by limited partners owning not less than the minimum number of units that would be necessary to authorize or take the action at a meeting of the limited partners at which all limited partners entitled to vote on the action were present. On matters for which limited partners are entitled to vote, each limited partner has a vote equal to the number of units the limited partner holds. A transferee of limited partnership units who has not been admitted as a substituted limited partner with respect to the units will have no voting rights with respect to the units, even if the transferee holds other units as to which it has been admitted as a limited partner. The partnership agreement does not provide for, and we do not anticipate calling, annual meetings of the limited partners.

Amendment of the Partnership Agreement

We or limited partners owning at least 25% of the then outstanding limited partnership units entitled to vote may propose amendments to the operating partnership’s partnership agreement. Generally, the partnership agreement may be amended with our approval, as general partner, and partners (including us but not including the preferred limited partners) holding a majority of the partnership interests then outstanding other than preferred limited partnership interests. Certain provisions regarding, among other things, our rights and duties as general partner (e.g., restrictions on our power to conduct businesses other than as denoted herein) or the dissolution of the operating partnership, may not be amended without the approval of limited partners (other than preferred limited partners) holding a majority of the percentage interests of the limited partners other than preferred limited partners. As general partner, we have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to, among other things:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner;

•	reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement;

•	satisfy any requirements of federal, state or local law;

•	reflect such changes as are reasonably necessary for us to maintain our status as a real estate investment trust; and

•	modify the manner in which capital accounts are computed.

We must approve, and each limited partner that would be adversely affected must approve, certain amendments to the partnership agreement, including amendments effected directly or indirectly through a merger or sale of assets of the operating partnership or otherwise, that would, among other things,

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the interest of a partner in profits or losses, or the rights to receive any distributions (except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional units, either of which actions will have the effect of changing the percentage interests of the partners and thereby altering their interests in profits, losses and distributions); or

•	alter the limited partner’s redemption or exchange right.

Term

The operating partnership will continue in full force and effect for approximately 99 years from its formation or until sooner dissolved pursuant to the terms of the partnership agreement.

DESCRIPTION OF CERTAIN PROVISIONS OF THE
PARTNERSHIP AGREEMENT OF AMB PROPERTY II, L.P.

A portion of our assets are held by or through AMB Property II, L.P. As the sole direct owner of AMB Property Holding Corporation, the general partner of AMB Property II, L.P., we have the exclusive right and power to manage AMB Property II, L.P. Our interest in AMB Property II, L.P. is designated as an indirect general partner interest. We have summarized certain terms and provisions of AMB Property II, L.P.’s partnership agreement. This summary is not complete and is qualified by the provisions of the partnership agreement. See “Where You Can Find More Information.”

General

Holders of limited partnership units hold limited partnership interests in AMB Property II, L.P., and all holders of partnership interests (including AMB Property Holding Corporation in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, AMB Property II, L.P. The distributions that we may pay per share of any series D preferred stock are expected to be equal to the distributions per unit that AMB Property II, L.P. pays on the series D preferred units. The units have not been registered pursuant to federal or state securities laws, and they will not be listed on the New York Stock Exchange or any other exchange or quoted on any national market system. However, the shares of common stock that we may issue upon exchange of the class B common units and the shares of preferred stock that we may issue upon exchange of preferred units may be sold in registered transactions or transactions exempt from registration under the Securities Act. The limited partners of AMB Property II, L.P. have the rights to which limited partners are entitled under the partnership agreement and the Delaware Revised Uniform Limited Partnership Act. The partnership agreement imposes certain restrictions on the transfer of AMB Property II, L.P. units, as described below.

Purpose, Business and Management

AMB Property II, L.P. is organized as a Delaware limited partnership pursuant to the terms of the partnership agreement. AMB Property Holding Corporation, our wholly owned subsidiary, is the general partner of AMB Property II, L.P.

AMB Property II, L.P. is authorized to conduct any business that a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act may lawfully conduct, except that the partnership agreement requires that the partnership conduct its business in such a manner that will permit us to be classified as a real estate investment trust under Section 856 of the Internal Revenue Code, unless we cease to qualify as a real estate investment trust for reasons other than the conduct of the business of AMB Property II, L.P. Subject to the foregoing limitation, AMB Property II, L.P. may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

AMB Property Holding Corporation, the general partner of AMB Property II, L.P., has the exclusive power and authority to conduct the business of AMB Property II, L.P., subject to the consent of the limited partners in certain limited circumstances (as discussed below) and except as expressly limited in the partnership agreement.

AMB Property Holding Corporation, the general partner of AMB Property II, L.P., has the right to make all decisions and take all actions with respect to AMB Property II, L.P.’s acquisition and operation of our properties and all other assets and businesses of or related to AMB Property II, L.P. No limited partner may take part in the conduct or control of the business or affairs of AMB Property II, L.P. by virtue of its interest in the partnership. In particular, each limited partner expressly acknowledges in the partnership agreement that as general partner, AMB Property Holding Corporation is acting on behalf of AMB Property II, L.P.’s limited partners and the sole stockholder of AMB Property Holding Corporation, collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of AMB Property II, L.P. We intend to make decisions in our capacity as direct owner of AMB Property Holding Corporation, the general partner of AMB Property II, L.P., so as to maximize our profitability and the profitability of AMB Property II, L.P. as a whole, independent of the tax effects on the limited partners. AMB Property Holding Corporation has no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of its action or inaction as the general partner of AMB Property II, L.P. as long as AMB Property Holding Corporation acted in good faith. Limited partners have no right or authority to act for or to bind AMB Property II, L.P. Limited partners of AMB Property II, L.P. have no authority to transact business for, or participate in the management activities or decisions of, AMB Property II, L.P., except as provided in the partnership agreement or as required by applicable law.

Engaging in Other Businesses; Conflicts of Interest; Transactions Between AMB Property II, L.P. and the General Partner and its Affiliates

AMB Property Holding Corporation may not, without the consent of the holders of a majority of the limited partnership interests, conduct any business other than in connection with the ownership, acquisition and disposition of AMB Property II, L.P. interests as a general partner and the management of the business of AMB Property II, L.P., and activities that are incidental to these activities. Unless it otherwise agrees, each limited partner, and its affiliates, is free to engage in any business or activity, even if the business or activity competes with or is enhanced by the business of AMB Property II, L.P. The AMB Property II, L.P. partnership agreement does not prevent another person or entity that acquires control of us in the future from conducting other businesses or owning other assets, even if it would be in the best interests of the limited partners for AMB Property II, L.P. to own those businesses or assets. In the exercise of its power and authority under the partnership agreement, AMB Property Holding Corporation may contract and otherwise deal with or otherwise obligate AMB Property II, L.P. to entities in which AMB Property Holding Corporation, we or any one or more of our officers, directors or stockholders may have an ownership or other financial interest. AMB Property Holding Corporation may retain persons or entities that AMB Property Holding Corporation selects (including itself, us, any entity in which we have an interest or any entity with which we are affiliated) to provide services to or on behalf of AMB Property II, L.P.

Reimbursement of the General Partner

AMB Property Holding Corporation does not receive any compensation for its services as general partner of AMB Property II, L.P. However, as a partner in AMB Property II, L.P., AMB Property Holding Corporation has rights to allocations and distributions of the partnership. In addition, AMB Property II, L.P. reimburses AMB Property Holding Corporation for all expenses it incurs relating to ownership of interests in and operation of, or for the benefit of, AMB Property II, L.P. AMB Property II, L.P. will reimburse AMB Property Holding Corporation for all expenses incurred relating to the ongoing operation of AMB Property II, L.P. and any issuance of additional partnership interests in AMB Property II, L.P. These expenses include those incurred in connection with the administration and activities of AMB Property II, L.P., such as the maintenance of the partnership’s books and records, management of the partnership’s property and assets, and preparation of information regarding the partnership provided to the partners in the preparation of their individual tax returns.

Exculpation and Indemnification of the General Partner

The partnership agreement generally provides that neither the general partner of AMB Property II, L.P., nor any of its officers, directors or employees will be liable to AMB Property II, L.P. or any limited partner for losses sustained, liabilities incurred, or benefits not derived as a result of errors in judgment or for any mistakes of fact or law or for anything that the general partner may do or not do in connection with the business and affairs of AMB Property II, L.P. if its general partner carries out its duties in good faith. In addition, the general partner is not responsible for any misconduct, negligent act or omission of any of its consultants, contractors or agents, or any of AMB Property II, L.P.’s consultants, contractors or agents, provided that the general partner uses good faith in the selection of those contractors, consultants and agents. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisors that it selects. Any action taken or omitted to be taken in reliance upon the opinion of such a consultant on a matter that the general partner reasonably believes is within the consultant’s professional or expert competence is presumed to be done in good faith.

The partnership agreement also requires AMB Property II, L.P. to indemnify the general partner, its directors and officers, and other persons that the general partner may from time to time designate against any loss or damage, including reasonable legal fees and expenses incurred by the person by reason of anything the person may do or not do for or on behalf of AMB Property II, L.P. or in connection with its business or affairs unless it is established that:

•	the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either the indemnified person committed the act or omission in bad faith or as the result of active and deliberate dishonesty;

•	the indemnified person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Any indemnification claims must be satisfied solely out of the assets of AMB Property II, L.P. and any insurance proceeds from the liability policy covering the general partner’s officers and directors and other persons that the general partner may from time to time designate. AMB Property II, L.P. may also purchase and maintain insurance on behalf of the general partner’s directors and officers, and other persons that the general partner may from time to time designate, against any liability, and related expenses, that may be asserted against such person in connection with the activities of the operating partnership, regardless of whether the partnership would have the power to indemnify that person against such liability under the partnership agreement.

Sales of Assets; Liquidation

Under the partnership agreement, the general partner generally has the exclusive authority to determine whether, when and on what terms, AMB Property II, L.P. will sell its assets.

A merger of AMB Property II, L.P. with another entity generally requires an affirmative vote of the partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest (including the interest held directly or indirectly by us) of all partners other than preferred limited partners, subject to certain consent rights of holders of limited partnership units as described below under “Amendment of the Partnership Agreement.” A sale or disposition of all or substantially all of AMB Property II, L.P.’s assets generally requires an affirmative vote of the partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest of all limited partners holding common units (other than the preferred limited partners). A dissolution or liquidation of AMB Property II, L.P. generally requires our approval as well as the affirmative vote of limited partners holding ninety percent (90%) of the outstanding percentage interest of all limited partners.

Capital Contribution

AMB Property II, L.P.’s partnership agreement provides that if AMB Property II, L.P. requires additional funds at any time and from time to time in excess of funds available to AMB Property II, L.P. from borrowings or capital contributions, AMB Property II, L.P. may borrow funds from a financial institution or other lender. As an alternative to borrowing funds required by AMB Property II, L.P., the general partner may accept additional capital contributions to AMB Property II, L.P. AMB Property II, L.P. may also raise additional funds by accepting additional capital contributions, in the form of cash, real property or other non-cash assets. If additional capital contributions to AMB Property II, L.P. are accepted, the partnership interest of the contributors in AMB Property II, L.P. will be increased on a proportionate basis.

Distributions

The partnership agreement generally provides that AMB Property II, L.P. will make quarterly distributions of available cash (as defined below), as determined in the manner provided in the partnership agreement, to the partners of AMB Property II, L.P. in proportion to their percentage interests in the partnership (which for any partner is determined by the number of units it owns relative to the total number of units outstanding). If any preferred units are issued and outstanding, AMB Property II, L.P. will pay distributions to holders of preferred units in accordance with the rights of each class of preferred units (and, within each such class, pro rata in proportion to the respective percentage interest of each holder), with any remaining available cash distributed in accordance with the previous sentence. Except as provided for in the partnership agreement with respect to series D preferred units and class B common units, no partnership interest is entitled to a distribution in preference to any other partnership interest. “Available cash” is generally defined as the sum of AMB Property II, L.P.’s net income or net loss, depreciation and all non-cash charges deducted to determine net income or net loss, the reduction in reserves of the partnership, the excess of net proceeds from the sale, exchange, disposition or refinancing of partnership property over the gain or loss recognized from such transaction and all other cash received by the partnership, minus all principal debt payments, capital expenditures, investments in any entity, expenditures and payments not deducted in determining net income or net loss, any amount included in determining net income or net loss that was not received by AMB Property II, L.P., increases in reserves and amount of any working capital accounts and other cash or similar balances which the general partner determines to be necessary or appropriate.

Series D Preferred Units

On May 5, 1999, AMB Property II, L.P. issued and sold 1,595,337 7.75% series D cumulative redeemable preferred limited partnership units at a price of $50.00 per unit in a private placement. On February 22, 2007, in connection with the transfer of the series D preferred units, AMB Property II, L.P. amended the terms of the series D preferred units to the change in the rate applicable to series D preferred units from 7.75% to 7.18% and to change the date prior to which series D preferred units may not be redeemed from May 5, 2004 to February 22, 2012.

General.  The series D preferred units rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of AMB Property II, L.P.:

•	senior to all common units of AMB Property II, L.P., including all class A and class B common units, and to all units of AMB Property II, L.P. that provide that they rank junior to the series D preferred units;

•	junior to all units which rank senior to the series D preferred units; and

•	on a parity with all other units expressly designated by AMB Property II, L.P. to rank on a parity with the series D preferred units.

Distribution Rights.  Each series D preferred unit is entitled to receive cumulative preferential distributions payable on or before the 25th of March, June, September and December of each year at a rate of 7.18% per annum on an amount equal to $50.00 per series D preferred unit then outstanding (equivalent to $3.59 per annum), in preference to any payment made on any other class or series of partnership interest of AMB Property II, L.P., other than any class or series of partnership interest expressly designated as ranking on parity with or senior to the series D preferred units.

Limited Consent Rights.  For so long as any series D preferred units remain outstanding, AMB Property II, L.P. will not, without the affirmative vote of the holders of at least two-thirds of the series D preferred units:

•	authorize, create or increase the authorized or issued amount of any class or series of partnership interests ranking prior to the series D preferred units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any partnership interests of AMB Property II, L.P. into any such partnership interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such partnership interests,

•	authorize or create, or increase the authorized or issued amount of any preferred units ranking on a parity with the series D preferred units or reclassify any partnership interest of AMB Property II, L.P. into any such partnership interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such partnership interests but only to the extent such parity preferred units are issued to an affiliate of AMB Property II, L.P., other than us or the operating partnership to the extent the issuance of such interests was to allow us or the operating partnership to issue corresponding preferred stock or preferred interests to persons who are not affiliates of AMB Property II, L.P., or

•	either (1) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (2) amend, alter or repeal the provisions of AMB Property II, L.P.’s partnership agreement, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the series D preferred units or the holders of series D preferred units.

Any increase in the amount of partnership interests or the creation or issuance of any other class or series of partnership interests, in each case ranking on a parity with or junior to the series D preferred units will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

Limited Management Rights.  If distributions on any series D preferred units remain unpaid for six or more quarterly periods (whether or not consecutive), subject to the rights of any holders of other preferred units ranking on a parity with the series D preferred units, the holders of series D preferred units may assume certain rights to manage AMB Property II, L.P. for the sole purpose of enforcing AMB Property II, L.P.’s rights and remedies against obligees of AMB Property II, L.P. or others from whom AMB Property II, L.P. may be entitled to receive cash or other assets, until all distributions accumulated on series D preferred units for all past quarterly periods and distributions for the then-current quarterly period have been fully paid or declared and a sum sufficient for the payment of such dividends irrevocably set aside in trust for payment in full.

Redemption and Exchange.  Beginning February 22, 2012, the series D preferred units may be redeemed by AMB Property II, L.P. at a redemption price equal to $50.00 per unit, plus all accrued and unpaid distributions to the date of redemption. On or after May 5, 2009, the series D preferred units may be exchanged for shares of our 7.18% series D preferred stock as described under “Description of Preferred Stock — Series D Preferred Stock.” The general partner may, in lieu of exchanging the series D preferred units for shares of series D preferred stock, elect to cause AMB Property II, L.P. to redeem all or a portion of the series D preferred units for cash in an amount equal to $50.00 per unit plus accrued and unpaid distributions. The right of the holders of series D preferred units to exchange the series D preferred units for shares of series D preferred stock will in each case be subject to the ownership limitations set forth in our charter in order for us to maintain our qualification as a real estate investment trust for federal income tax purposes.

Class A Common Units

The class A common units rank junior to all partnership units of AMB Property II, L.P. including Class B common units, other than any class or series of partnership interest expressly designated as ranking junior to the class A common units. Holders of a majority of the class A common units may elect to remove the general partner, with or without cause, and select a successor general partner. The class A common units are not redeemable or exchangeable, and are not entitled to receive any distributions or liquidation preference.

All class A common units are limited partnership units, unless held by the general partner. All class B common units acquired by us pursuant to a redemption of the class B common units in exchange for shares of our common stock (as described more fully below) will automatically be converted into and deemed to be class A common units. We will contribute any such class A common units to our operating partnership in exchange for additional partnership units in our operating partnership.

As of the date of this prospectus, AMB Property Holding Corporation holds approximately 1% of the issued and outstanding class A common units, and the remainder of the issued and outstanding class A common units are held by the operating partnership.

Class B Common Units

General.  All class B common units are limited partnership units. The class B common units rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the AMB Property II, L.P.:

•	senior to AMB Property II, L.P.’s class A common units, all classes or series of common partnership units not expressly designated as ranking senior to the class B common units and any partnership units which by their terms are expressly designated as ranking junior to the class B common units;

•	junior to all classes or series of preferred partnership units (including AMB Property II, L.P.’s series D preferred units); and

•	on parity with all partnership units which by their terms are expressly designated as raking on parity with the class B common units.

Distribution Rights.  Each class B common unit is entitled to receive cumulative preferential distributions equal to any dividends paid on our common stock, calculated as if each unit had been converted into a single share of common stock immediately prior to the record day for the payment of the respective dividend.

Redemption and Exchange.  Beginning one year after the date such units are issued, the holders of class B common units generally may require AMB Property II, L.P. to redeem some or all of their class B common units for cash at a price equal to the average of the daily market price of a share of our common stock for the ten consecutive trading days prior to such redemption, provided, however, that AMB Property II, L.P. may elect to have us acquire some or all of the class B common units so tendered in which case the class B common units shall be exchanged for our common stock on a one-for-one basis (as adjusted for dividends, distributions, splits, subdivisions, reverse splits or combinations).

The right of the holders of class B common units to cause a redemption, or of AMB Property II, L.P. to cause an exchange of the class B common units for shares of our common stock, shall in each case be subject to the restrictions on ownership and transfers set forth in our charter in order for us to maintain our qualification as a real estate investment trust for federal income tax purposes.

Registration Rights.  We have granted to the holders of class B common units certain registration rights with respect to the shares of our common stock issuable upon exchange of the class B common units.

Removal of the General Partner

The limited partners may not remove the general partner of AMB Property II, L.P. with or without cause; provided, however, that holders of a majority of the class A common units (all outstanding shares of which are held by AMB Property Holding Corporation and the operating partnership as of the date of this prospectus) may remove the general partner with or without cause.

Duties and Conflicts

Except as otherwise provided by our conflicts of interest policies with respect to directors and officers and as provided in the non-competition agreements that most of our executive officers have entered into with us, and subject to any agreements entered into by a limited partner or its affiliates with AMB Property Holding Corporation, us or the operating partnership (or a subsidiary of AMB Property Holding Corporation, us or the operating partnership), any limited partner of AMB Property II, L.P. may engage in other business activities outside AMB Property II, L.P., including business activities that directly compete with AMB Property II, L.P.

Meetings; Voting

The general partner may call meetings of the limited partners of AMB Property II, L.P. on its own motion, and shall call meetings of the limited partners upon written request of limited partners owning at least 25% of the then outstanding limited partnership units that are entitled to vote on the matters to be voted upon at such meeting. Limited partners may vote either in person or by proxy at meetings. Limited partners may take any action that they are required or permitted to take either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action taken are signed by limited partners owning not less than the minimum number of units that would be necessary to authorize or take the action at a meeting of the limited partners at which all limited partners entitled to vote on the action were present. Except as otherwise provided in the partnership agreement, each limited partner has a vote equal to the number of units the limited partner holds on matters for which limited partners are entitled to vote. A transferee of limited partnership units who has not been admitted as a substituted limited partner with respect to the units will have no voting rights with respect to the units, even if the transferee holds other units as to which it has been admitted as a limited partner. The partnership agreement does not provide for, and we do not anticipate calling, annual meetings of the limited partners.

Amendment of the Partnership Agreement

Amendments to AMB Property II, L.P.’s partnership agreement may be proposed by the general partner or limited partners owning at least 25% of the then outstanding limited partnership units entitled to consent to or approve the matter addressed in the proposed amendment. Generally, the partnership agreement may be amended with the approval of the general partner and partners (including AMB Property Holding Corporation, but not including the preferred limited partners) holding a majority of all partnership interests then outstanding, other than preferred limited partners. Certain provisions regarding, among other things, the dissolution of AMB Property II, L.P., the general assignment for the benefit of creditors of AMB Property II, L.P.’s assets, the appointment of a custodian, receiver or trustee for any all of the AMB Property II, L.P.’s assets, the institution of bankruptcy proceedings, the confession of a judgment against AMB Property II, L.P. or the entrance into a merger, consolidation or other combination of the partnership with or into another entity, may not be undertaken without the approval of partners (other than preferred limited partners) holding a majority of the percentage interests of the partners in addition to any consents of the limited partners required to be obtained by the partnership agreement. The general partner has the power, without the consent of the partners, to amend the partnership agreement as may be required to, among other things:

•	add to the obligations of AMB Property Holding Corporation as general partner or surrender any right or power granted to AMB Property Holding Corporation as general partner for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners or reduction in partnership units in accordance with the terms of the partnership agreement;

•	establish the designations, rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of or make other changes concerning matters under the partnership agreement not inconsistent with law or with other provisions of the partnership agreement;

•	satisfy any requirements of federal, state or local law;

•	to reflect such changes as are reasonably necessary for us to maintain our status as a real estate investment trust; and

•	modify the manner in which capital accounts are computed.

AMB Property Holding Corporation may not, without the consent of the limited partners that would be adversely affected, take any action or make certain amendments to the partnership agreement, including amendments effected directly or indirectly through a merger or sale of assets of AMB Property II, L.P. or otherwise, that would, among other things,

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the rights of a partner to receive any distributions (except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional units, either of which actions will have the effect of changing the percentage interests of the partners and thereby altering their interests in profits, losses and distributions); or

•	alter the limited partner’s redemption or exchange rights.

Term

AMB Property II, L.P. will continue in full force and effect for approximately 99 years from its formation or until sooner dissolved pursuant to the terms of the partnership agreement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of certain securities offered by this prospectus. This summary of material federal income tax considerations is for general information only and is not tax advice. The information in this summary is based on current law, including:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers that requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively.

In addition, this summary does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or to our stockholders.

We have not requested, and do not plan to request, any rulings from the Internal Revenue Service with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. We can provide no assurance that the tax considerations described in this discussion will not be challenged by the Internal Revenue Service or, if so challenged, would be sustained by a court.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	The acquisition, ownership and sale or other disposition of the securities offered by this prospectus, including the federal, state, local, foreign and other tax consequences;

•	Our election to be taxed as a REIT for federal income tax purposes; and

•	Potential changes in applicable tax laws.

Our qualification as a REIT

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe that we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1997, and we currently intend to continue to be organized and operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, the actual results of our operations during any particular taxable year may not satisfy those requirements, and no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and Treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and those rules and Treasury regulations.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% (90% for tax years ending on or before December 31, 2004) of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, provided such failure is due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury regulations then in effect.

•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. See “— Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “— Redetermined Rents, Redetermined Deductions, and Excess Interest” below.

Requirements for Qualification as a REIT.  The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive during the relevant time periods. In addition, our charter provides for restrictions on the ownership and transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.

Ownership of a Partnership Interest.  We own and operate one or more properties through partnerships and limited liability companies treated as partnerships for federal income tax purposes. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in the partnership’s capital, subject to special rules relating to the 10% asset test described below. We also will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we directly or indirectly own an interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. Thus, our proportionate share of the assets and items of income of the operating partnership, including the operating partnership’s share of these items for any partnership in which the operating partnership owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships below in “— Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have direct control of the operating partnership and indirect control of some of our subsidiary partnerships, and we intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. However, we are a limited partner in certain partnerships. If a partnership in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action that could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. See “— Failure to Qualify” below. The treatment described in this paragraph also applies with respect to our ownership of interests in limited liability companies or other entities or arrangements that are treated as partnerships for tax purposes.

Ownership of Interests in Qualified REIT Subsidiaries.  We own 100% of the stock of a number of corporate subsidiaries that we believe will be treated as qualified REIT subsidiaries under the Internal Revenue Code, and may acquire additional qualified REIT subsidiaries in the future. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as our assets, liabilities and such items (as the case may be) for all purposes under the Internal Revenue Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets include the income and assets of any qualified REIT subsidiary we own. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  Our taxable REIT subsidiaries are corporations other than REITs and qualified REIT subsidiaries in which we directly or indirectly hold stock, and that have made a joint election with us to be treated as taxable REIT subsidiaries. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which one of our taxable REIT subsidiaries owns more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, our taxable REIT subsidiaries may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. We currently hold an interest in a number of taxable REIT subsidiaries, and may acquire securities in one or more additional taxable REIT subsidiaries in the future. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below under “— Asset Tests.”

Income Tests.  We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from certain hedging transactions entered into after July 30, 2008, and from certain foreign currency gains recognized after July 30, 2008, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from certain hedges of indebtedness and from certain foreign currency gains recognized after July 30, 2008, from (a) these real property investments, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such a tenant that is also a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value;

•	Rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property;” and

•	We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than customary services through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the general partner of the operating partnership, do not intend to permit the operating partnership, to take actions we believe will cause us to fail to satisfy any of the rental conditions described above. However, we may intentionally have taken and may intentionally continue to take actions that fail to satisfy these conditions to the extent the failure will not, based on the advice of tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, and (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have made investments in certain entities located outside the United States, and from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, although the IRS had indicated that REITs may apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constitutes qualifying income under the REIT income tests. As a result, we anticipated that any foreign currency gain we recognized relating to rents we receive from any property located outside of the United States were qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008 to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and will be exempt from these tests.

Our taxable REIT subsidiaries may provide certain services in exchange for a fee or derive other income that would not qualify under the REIT gross income tests. Such fees and other income do not accrue to us, but, to the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in the operating partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. The operating partnership may provide certain management or administrative services to our taxable REIT subsidiaries. In addition, AMB Capital Partners, LLC conducts an asset management business and receives fees, which may include incentive fees, in exchange for the provision of certain services to asset management clients. The fees we and AMB Capital Partners, LLC derive as a result of the provision of such services will be non-qualifying income to us under both the 95% and 75% REIT income tests. The amount of such dividend and fee income will depend on a number of factors that cannot be determined with certainty, including the level of services provided by AMB Capital Partners, LLC, our taxable REIT subsidiaries and the operating partnership. We will monitor the amount of the dividend income from our taxable REIT subsidiaries and the fee income described above, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. However, there can be no guarantee that such actions will in all cases prevent us from violating a REIT income test.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Our Qualification as a REIT — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.  Any gain we recognize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our qualified REIT subsidiaries, partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not believe that any of our sales were prohibited transactions. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents, Redetermined Deductions, and Excess Interest.  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length agreements. Rents we receive will not constitute redetermined rents if they qualify under the safe harbor provisions contained in the Internal Revenue Code.

We intend to deal with our taxable REIT subsidiaries on a commercially reasonable arm’s length basis, but we may not always satisfy the safe harbor provisions described above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests.  At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities included in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, not more than 20% (25% for taxable years beginning on or after January 1, 2009) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Through the operating partnership, we own an interest in several corporations which have jointly elected with us to be treated as taxable REIT subsidiaries. Some of these corporations own the stock of other corporations, which have also become our taxable REIT subsidiaries. So long as each of these corporations qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded and will not exceed 20% (or 25% for taxable years beginning on or after January 1, 2009) of the aggregate value of our gross assets. Prior to the election to treat these corporations as taxable REIT subsidiaries, we did not own more than 10% of the voting securities of these corporations. In addition, we believe that prior to the election to treat these corporations as our taxable REIT subsidiaries, the value of the pro rata share of the securities of these corporations held by us did not, in any case, exceed 5% of the total value of our assets. With respect to each issuer in which we currently own securities, that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that the value of the securities of each issuer does not exceed 5% of the total value of our assets and our ownership of the securities of each issuer complies with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the Internal Revenue Service will agree with our determinations of value.

The asset tests must be satisfied at the close of each quarter of our taxable year in which we (directly or through our qualified REIT subsidiaries, partnerships or limited liability companies) acquire securities in the applicable issuer, and also at the close of each quarter of our taxable year in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in the operating partnership or other partnerships and limited liability companies which own such securities, or acquire other assets. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to the operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning on or after January 1, 2009, a change caused by changes in the foreign currency exchange rate used to value foreign assets). If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in the operating partnership or any other partnership or limited liability company in which we directly or indirectly own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe that we have satisfied the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that our efforts will always be successful, or will not require a reduction in the operating partnership’s overall interest in an issuer. If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

Annual Distribution Requirements.  To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of our non-cash income over 5% of “REIT taxable income” as described below.

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for that year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve month period following the close of that year. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our “REIT taxable income” will be less than our cash flow because of depreciation and other non-cash charges included in computing our “REIT taxable income.” Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax in subsequent years.

Like-Kind Exchanges.  We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Earnings and Profits Distribution Requirement.  A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. Our failure to comply with this rule would require that we pay a “deficiency dividend” to our stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of our REIT status. See “— Failure to Qualify.”

Failure to Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.  Substantially all of our investments are held indirectly through the operating partnership and subsidiary partnerships and limited liability companies. In general, partnerships and limited liability companies that are classified as partnerships for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the entity. We will include in our income our proportionate share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, we will include our proportionate share of assets held by the operating partnership and our subsidiary partnerships and limited liability companies.

Entity Classification.  Our ownership of an interest in the operating partnership involves special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies as partnerships, as opposed to associations taxable as corporations for federal income tax purposes. If the operating partnership or one or more of the subsidiary partnerships or limited liability companies were treated as an association, they would be taxable as a corporation and therefore be required to pay an entity-level income tax. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the asset tests and possibly the income tests. This, in turn, could prevent us from qualifying as a REIT. In addition, a change in the tax status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies might be treated as a taxable event, in which case, we might incur a tax liability without any related cash distributions.

Treasury regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership (or disregarded entity) for federal income tax purposes unless it elects otherwise. The operating partnership and the subsidiary partnerships and limited liability companies intend to claim classification as partnerships (or disregarded entities) under these Treasury regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships (or disregarded entities) for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.  The net proceeds from our issuance of any preferred stock will be contributed to the operating partnership in exchange for its preferred limited partnership units. In addition, to the extent we issue preferred stock in exchange for preferred limited partnership units of AMB Property II, L.P., we will contribute substantially all of such units to the operating partnership in exchange for additional preferred limited partnership units in the operating partnership. In each case, the operating partnership’s partnership agreement will provide for preferred distributions of cash and preferred allocations of income to us with respect to these newly issued preferred units. As a consequence, we will receive distributions from the operating partnership that we will use to pay dividends on substantially all of the shares of preferred stock that we issue before any of the other partners in the operating partnership (other than a holder of preferred units, if such units are not then held by us) receive a distribution.

In addition, if necessary, income will be specially allocated to us, and losses will be allocated to the other partners of the operating partnership, in amounts necessary to ensure that the balance in our capital account will at all times be equal to or in excess of the amount we are required to pay on the preferred stock then issued by us upon liquidation or redemption. Similar preferred distributions and allocations will be made for the benefit of other holders of preferred limited partnership units in the operating partnership. Except as provided below, all remaining items of operating income and loss will be allocated to the holders of common units in the operating partnership in proportion to the number of units or performance units held by each such unitholder. All remaining items of gain or loss relating to the disposition of the operating partnership’s assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize our and the limited partners’ per unit capital accounts, with any special allocation of gain to the holders of performance units being offset by a reduction in the gain allocation to us and to unitholders that were performance investors.

Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly under limited circumstances. As a result of these guarantees, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of gain or loss upon a liquidation of our operating partnership.

If an allocation of income of a partnership or limited liability company does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder.

Tax Allocations With Respect to the Properties.  Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution as adjusted from time to time. These allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property, i.e., property having an adjusted tax basis less than its fair market value at the time of contribution. Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to it in exchange for operating partnership interests. The operating partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. Under the “traditional method,” which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Our Qualification as a REIT.” To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for properties to be acquired by the operating partnership in the future.

Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Taxation of Our Stockholders

The following summary describes certain of the United States federal income tax consequences of owning and disposing of our capital stock. This summary assumes that you hold our stock as a “capital asset” within the meaning of the Internal Revenue Code (generally, property held for investment).

This summary does not deal with all aspects of federal income taxation that may affect particular holders of capital stock in light of their individual circumstances, or with holders subject to special treatment under the federal income tax laws, including:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	traders in securities that elect to mark to market;

•	holders owning our capital stock as part of a “straddle,” “hedge,” “conversion” or other risk reduction transaction;

•	holders whose functional currency is not the United States dollar;

•	holders subject to the alternative minimum tax;

•	persons deemed to sell our capital stock under the constructive sale provisions of the Internal Revenue Code;

•	“S” corporations;

•	partnerships and persons holding our capital stock through an entity treated as a partnership for federal income tax purposes;

•	expatriates;

•	REITs or regulated investment companies;

•	holders who acquire our capital stock as compensation; and

•	except as specifically provided below, non-U.S. stockholders (as defined below).

Taxable United States Stockholders

If you are a “United States stockholder,” as defined below, this section applies to you. Otherwise, the next section, “Non-United States Stockholders,” applies to you.

Definition of a United States Stockholder.  A “United States stockholder” is a beneficial holder of capital stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay United States federal income tax regardless of the source of its income; or

•	a trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

Distributions Generally.  Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends generally taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to distributions on our outstanding preferred stock and then to distributions on our outstanding common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in its shares of our stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income or on their tax returns any of our net operating losses or capital losses.

Capital Gain Distributions.  Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. If we properly designate any portion of a dividend as a capital gain dividend, then we intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our stock in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of our stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Long-Term Capital Gains.  We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations.  Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Stock.  If a United States stockholder sells or disposes of its shares of our stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if it has held the stock for more than one year. In general, if a United States stockholder recognizes loss upon the sale or other disposition of stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates.  The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Information Reporting and Backup Withholding.  We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. A United States stockholder may be subject to backup withholding with respect to dividends paid by us unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-United States Stockholders.”

Tax-Exempt Stockholders

Except as described below, dividend income from us and gain arising upon the sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Non-United States Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our stock by non-United States stockholders. When we use the term “non-United States stockholders,” we mean stockholders who are not United States stockholders, as described above in “— Taxable United States Stockholders — Definition of a United States Stockholder.” The rules governing the United States federal income taxation of the ownership and disposition of our stock by non-United States stockholders are complex, and no attempt is made herein to provide more than a brief summary. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-United States stockholder in light of such stockholder’s particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States stockholders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our stock, including any reporting requirements.

Distributions Generally.  Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-United States stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to United States stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-United States stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-United States stockholder to the extent that such distributions do not exceed the non-United States stockholder’s adjusted basis in our stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed a non-United States stockholder’s adjusted basis in our stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

Except as otherwise described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and the non-United States stockholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-United States stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States stockholder’s trade or business.

However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.  Distributions to a non-United States stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our stock is treated as effectively connected with the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain, except that a non-United States stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-United States stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-United States stockholder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-United States stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-United States stockholders would generally be taxed at the same rates applicable to United States stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the Internal Revenue Service 35% (or 15% to the extent provided in future Treasury regulations) of any distribution to a non-United States stockholder that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in future Treasury regulations) of a distribution to the non-United States stockholder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-United States stockholder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the capital stock held by United States stockholders generally should be treated with respect to non-United States stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-United States stockholder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-United States stockholder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Stock.  Gain recognized by a non-United States stockholder upon the sale or exchange of our stock generally will not be subject to United States taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled qualified investment entity.” A “domestically-controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-United States stockholders. We believe, but cannot guarantee, that we have been a “domestically-controlled qualified investment entity,” but because our capital stock is publicly traded, no assurance can be given that we are or will continue to be a “domestically-controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale or exchange of our stock not otherwise subject to FIRPTA will be taxable to a non-United States stockholder if either (1) the investment in our stock is treated as effectively connected with the non-United States stockholder’s United States trade or business or (2) the non-United States stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-United States stockholder may be treated as having gain from the sale or exchange of United States real property interest if the non-United States stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of our stock within 30 days after such ex-dividend date.

Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-United States stockholder sells or exchanges our stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(2) such non-United States stockholder owned, actually and constructively, 5% or less of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable United States stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or exchange of our stock were subject to taxation under FIRPTA, and if shares of our stock were not “regularly traded” on an established securities market, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Information Reporting and Backup Withholding.  Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-United States stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-United States stockholder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-United States stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-United States stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-United States stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Other Tax Consequences

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. This discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local or foreign tax laws on an investment in our shares.

PLAN OF DISTRIBUTION

We or any selling stockholder may sell the securities offered pursuant to any applicable prospectus supplement, directly to one or more purchasers or though dealers, agents or underwriters, or through a combination of methods. The securities may be sold domestically or abroad. Selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, the securities up to such amounts as set forth in a prospectus supplement. The securities offered pursuant to any applicable prospectus supplement may be sold in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter, dealer or agent involved in the offer and sale of the securities in the applicable prospectus supplement. We reserve the right to sell the securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize underwriters, dealers or other persons, acting as our agents, to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. We will also describe in the applicable prospectus supplement any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of preferred stock issued hereunder will be a new issue with no established trading market. If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any series of preferred stock issued hereunder on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in the preferred stock, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their respective associates may be customers of, and/or engage in transactions with and perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Latham & Watkins LLP will also issue an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The financial statements of AMB Property Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, the financial statements of AMB Japan Fund I, L.P. as of December 31, 2006 and for the year ended December 31, 2006 and for the period from inception (June 30, 2005) to December 31, 2005, the financial statements of AMB Europe Fund I, FCP-FIS as of December 31, 2007 and for the period from incorporation (May 31, 2007) to December 31, 2007, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting), incorporated in this prospectus by reference to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report of AMB Property Corporation on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Reports of AMB Property Corporation on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	Current Reports of AMB Property Corporation on Form 8-K filed on March 14, 2008, April 2, 2008, May 1, 2008, May 1, 2008, June 5, 2008 and September 5, 2008;

•	Item 8.01 of the Current Report of AMB Property Corporation on Form 8-K filed on January 29, 2008, April 16, 2008 and July 16, 2008;

•	AMB Property Corporation’s definitive proxy statement with respect to the 2007 Annual Meeting of Stockholders filed on March 27, 2008;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 28, 1997;

•	Our Registration Statement on Form 8-A filed on June 20, 2003, registering our 6 1/2% Series L Cumulative Redeemable Preferred Stock under the Securities Exchange Act of 1934, as amended;

•	Our Registration Statement on Form 8-A filed on November 12, 2003, registering our 6 3/4% Series M Cumulative Redeemable Preferred Stock under the Securities Exchange Act of 1934, as amended;

•	Our Registration Statement on Form 8-A filed on December 12, 2005, registering our 7.00% Series O Cumulative Redeemable Preferred Stock under the Securities Exchange Act of 1934, as amended;

•	Our Registration Statement on Form 8-A filed on August 24, 2006, registering our 6.85% Series P Cumulative Redeemable Preferred Stock under the Securities Exchange Act of 1934, as amended; and

•	all documents filed by AMB Property Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

The Annual Report of AMB Property Corporation on Form 10-K for the fiscal year ended December 31, 2007 and the Quarterly Report of AMB Property Corporation on Form 10-Q for the quarter ended March 31, 2008 have not been updated for discontinued operations related to properties sold or held for sale subsequent to December 31, 2007 and March 31, 2008, respectively. We believe that the updates for discontinued operations are not material to these reports incorporated by reference herein.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.amb.com.  Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

AMB Property Corporation
Attn: Investor Relations
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

41,250,000 Shares

AMB Property Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.	J.P.Morgan	Morgan Stanley

Daiwa Securities America Inc.	ING Wholesale	Scotia Capital	Wells Fargo Securities

HSBC	Societe Generale

ABN AMRO Incorporated	PNC Capital Markets LLC

The date of this prospectus supplement is March 25, 2009.